UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

(Amendment No.  )

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SEQUENTIAL BRANDS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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SEQUENTIAL BRANDS GROUP, INC.
601 West 26th Street, 9th Floor
New York, New York 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, May 26, 2016

To the Stockholders of Sequential Brands Group, Inc.:

Notice is hereby given that the 2016 annual meeting of stockholders of Sequential Brands Group, Inc. (the “Company”) will be held at 601 West 26th Street, 9th Floor, New York, New York 10001 on Thursday, May 26, 2016 at 10:00 a.m. Eastern Time, for the following purposes:

1.	To elect three Class II members of the Company’s board of directors named in this Proxy Statement for a three-year term;
2.	To ratify the selection of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;
3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers (“say-on-pay”);
4.	To approve an amendment to the Sequential Brands Group, Inc. 2013 Stock Incentive Compensation Plan (“2013 Stock Incentive Plan”) to increase the number of authorized shares of common stock for issuance by 3,500,000 shares and to allow the grant of awards that qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code; and
5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors has fixed the close of business on April 4, 2016 as the record date for determination of stockholders entitled to notice of, and to vote at, the meeting and any of its adjournments or postponements.

You are cordially invited to attend the 2016 annual meeting of stockholders in person. However, you must be a stockholder of record at the close of business on April 4, 2016 to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the 2016 annual meeting of stockholders, we strongly encourage you to vote. Please vote as soon as possible, even if you plan to attend the 2016 annual meeting of stockholders in person.

Date These Proxy Materials Are First Being Made Available On the Internet: On or about April 15, 2016.

April 15, 2016	By Order of the Board of Directors
/s/ William Sweedler William Sweedler Chairman of the Board of Directors

i

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2016

The notice of Annual Meeting, the proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available on our website at http://www.sequentialbrandsgroup.com. Additionally, in accordance with Securities and Exchange Commission rules, you may access our proxy materials at www.investorvote.com/SQBG.

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, WE URGE YOU TO VOTE. THE ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD ON MAY 26, 2016.

SEQUENTIAL BRANDS GROUP, INC.
601 West 26th Street, 9th Floor
New York, New York 10001

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, May 26, 2016

GENERAL INFORMATION AND VOTING RIGHTS

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the board of directors of Sequential Brands Group, Inc. (the “Board of Directors”), a Delaware corporation (the “Company”), for use at the 2016 annual meeting of stockholders (the “Annual Meeting”) to be held at 601 West 26th Street, 9th Floor, New York, New York 10001 on Thursday, May 26, 2016 at 10:00 a.m. Eastern Time, and any adjournments or postponements thereof. We anticipate that the Notice of Internet Availability of Proxy Materials will first be mailed or given to our stockholders and the proxy materials will first be made available on the internet on or about April 15, 2016.

The Company was formed on June 5, 2015, for the purpose of effecting the merger, on December 4, 2015, of Singer Merger Sub, Inc. with and into SQBG, Inc. (previously known as Sequential Brands Group, Inc.) (“Old Sequential”) and the merger of Madeline Merger Sub, Inc. with and into Martha Stewart Living Omnimedia, Inc. (“MSLO”)(the “MSLO merger”), with Old Sequential and MSLO each surviving the MSLO merger as wholly-owned subsidiaries of the Company. Throughout this Proxy Statement, we refer to certain actions and decisions made by Old Sequential and MSLO prior to the effective date of the MSLO merger. Accordingly, throughout this proxy statement, certain references to the “Company” “we” “us” and “our” refer to Old Sequential or MSLO.

Your vote is important. If your shares are registered in your name, you are a stockholder of record. We encourage you to vote as soon as possible so that your shares will be represented and voted at the Annual Meeting even if you cannot attend.

You have three options for submitting your vote prior to the date of the Annual Meeting: internet, telephone or mail:

•	If you have received a Notice of Internet Availability of Proxy Materials, you may follow the instructions for voting provided in that notice.
•	If you are voting via telephone, call toll free 1-800-652-VOTE (8683) with the United States, United States territories and Canada and follow the instructions provided by the recorded message.
•	If you received a hard copy of the Proxy Statement, you may fill in, date and sign the enclosed proxy card and mail it promptly in the envelope provided.

If your shares are held in an account at a brokerage firm, bank, dealer or other similar organization or other nominees, then you are the beneficial owner of the shares and your shares are held in “street name.” If you are a beneficial owner whose shares are held of record by a broker (i.e., your shares are held in street name), and do not provide voting instructions to your broker, bank or other custodian, your broker, bank or other custodian may only vote your shares on “routine” matters. The only routine matter to be voted on at the Annual Meeting is the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal No. 2). Your broker does not have authority to vote on non-routine matters without instructions from you, in which case a “broker non-vote” will occur and your shares will not be voted on these matters. Non-routine matters include the election of directors (Proposal No. 1), the say-on-pay vote (Proposal No. 3) and the approval of an amendment to the 2013 Stock Incentive Plan to increase the number of authorized shares for issuance by 3,500,000 shares and to allow the grant of awards that qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code (Proposal No. 4). Because brokers require their customers’ direction to vote on non-routine matters, it is critical that the stockholders provide their brokers with voting instructions with respect to the proposals involving non-routine matters (Proposal No. 1, Proposal No. 3 and Proposal No. 4). If your shares are held in street name, the organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting and you must obtain a proxy, executed in your favor, from such organization in order to be able to vote at the Annual Meeting. If you are a beneficial owner, you should follow the voting instructions provided to you by your brokerage firm, bank, dealer or other similar organization or other custodian.

If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting either by filing with the Secretary of the Company at our principal offices a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting your shares in person. If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker, bank or other custodian. You must contact your broker, bank or other custodian to find out how to do so. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Only holders of record of our common stock at the close of business on April 4, 2016 will be entitled to vote at the Annual Meeting on the proposals described in this Proxy Statement. On the record date, there were 62,177,578 shares of common stock outstanding. On all matters to come before the Annual Meeting, each holder of record of common stock is entitled to one vote for each share of common stock. The shares of common stock held in our treasury, which are not considered outstanding, will not be voted.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the nominees to the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the Annual Meeting.

In order for us to conduct the Annual Meeting, the holders of a majority of the shares of our common stock outstanding as of April 4, 2016, must be present at the Annual Meeting in person or by proxy. This is referred to as a quorum.

Election of Directors:  The affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election to the Board of Directors of each of the nominees for director. If you are a beneficial owner, note that your broker, bank and other custodian cannot vote your stock on your behalf for the election of directors if you have not provided instructions on your voting instruction form. For your vote to be counted, you must submit your voting instructions to your broker, bank or custodian. Abstentions will be counted as present for the purposes of this vote and, therefore, will have the same effect as a vote against the nominees for director. Broker non-votes will not be counted as present and are not entitled to vote on the nominees for director.

Ratification of CohnReznick LLP as the Independent Registered Public Accounting Firm for the Year Ending December 31, 2016:  Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. If you are a beneficial owner, note that your broker, bank or other custodian is entitled to vote on your behalf on the ratification of the appointment of our independent registered public accounting firm, and broker non-votes will be counted as present. Abstentions will be counted as present for the purposes of this vote and, therefore, will have the same effect as a vote against this proposal.

Advisory Vote to Approve Named Executive Officer Compensation:  Adoption of the non-binding advisory vote on compensation of our named executive officers requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. If you are a beneficial owner, note that your broker, bank or other custodian cannot vote your stock on your behalf on the non-binding advisory vote on compensation of our named executive officers, if you have not provided instructions on your voting instruction form. For your vote to be counted, you must submit your voting instructions to your broker, bank or custodian. Abstentions will be counted as present for the purposes of this vote and, therefore, will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.

Approval of an Amendment to the 2013 Stock Incentive Plan:  Approval of an amendment to the 2013 Stock Incentive Plan requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. If you are a beneficial owner, note that your broker, bank or other custodian cannot vote your stock on your behalf on the approval of the amendment to the 2013 Stock Incentive Plan if you have not provided instructions on your voting instruction form. Abstentions will be counted as present for the purposes of this vote and, therefore, will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.

If you hold your shares directly in your own name, your shares will not be voted if you do not vote them or provide a proxy. If you hold your shares directly in your own name and you sign and return your proxy card (including over the internet or by telephone) but do not include voting instructions, your proxy will be voted as the Board of Directors recommends on each proposal.

ANNUAL MEETING ADMISSION

Only stockholders and certain other permitted attendees may attend the Annual Meeting. If you plan to attend the Annual Meeting in person, we ask that you also complete and return the reservation form attached to the end of the Proxy Statement. Please note that the Company limits attendance to stockholders and one guest. Proof of you ownership of the Company’s stock as of the record date, along with photo identification, will be required for admission. The street name holders will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. No cameras, recording equipment, electronic devices, use of cell phones or other mobile devices, large bags or packages will be permitted at the Annual Meeting.

SOLICITATION OF PROXIES

We will bear the expense of soliciting proxies. Our directors, officers and other employees may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. While we presently intend that solicitations will be made only by directors, officers and employees of the Company, we may also retain outside brokers, banks, custodians, nominees and other fiduciaries to assist in the solicitation of proxies. Any reasonable charges and expenses incurred in connection with the use of such outside solicitors will be paid by the Company.

HOUSEHOLDING

The Company has chosen to follow the “notice only” option for stockholders, which requires that only a Notice of Internet Availability of Proxy Materials be mailed to stockholders. Stockholders who receive the Notice of Internet Availability of Proxy Materials and wish to receive hard copies of the proxy materials may receive such copies by making a request on-line at www.investorvote.com/SQBG. To reduce the expense of delivering duplicate proxy materials to our stockholders, we are relying on the rules of the Securities and Exchange Commission (the “SEC”) that permit us to deliver only one set of proxy materials, including our Proxy Statement, proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “2015 Annual Report”) to stockholders who share an address, unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Each stockholder retains a separate right to vote on all matters presented at the Annual Meeting. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to receive a separate copy of the 2015 Annual Report or other proxy materials, free of charge, or if you wish to receive separate copies of future annual reports or proxy materials, please mail your request to Sequential Brands Group, Inc., 601 West 26th Street, 9th Floor, New York, New York 10001, attention: Investor Relations, or call us at (646) 564-2577.

STOCKHOLDER LIST

For at least 10 days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of and number of shares registered in the name of each stockholder, will be open for examination by any stockholder, for any purpose related to the Annual Meeting, during ordinary business hours at our principal executive offices. The list will also be available for examination at the Annual Meeting.

VOTING RESULTS OF THE ANNUAL MEETING

Voting results will be published in a Current Report on Form 8-K issued by us within four business days following the Annual Meeting and will be reported on our website at www.sequentialbrandsgroup.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes designated Class I, Class II and Class III. Directors hold office for staggered terms of three years. One of the three classes is elected each year to succeed the directors whose terms are expiring.

Yehuda Shmidman, William Sweedler and Martha Stewart serve as the Class I directors, Rodney S. Cohen, Stewart Leonard, Jr. and Gary Johnson serve as the Class II directors, and Al Gossett and Aaron Hollander serve as the Class III directors. The Class I, Class II and Class III directors serve terms that expire in 2018, 2016 and 2017, respectively.

The Board of Directors has nominated Rodney S. Cohen, Stewart Leonard, Jr. and Gary Johnson for election at the Annual Meeting to serve as the Class II directors. If elected, Mr. Cohen, Mr. Leonard, Jr. and Mr. Johnson will serve until the annual meeting of stockholders to be held in 2019 or until their respective successors have been duly elected and qualified or until they otherwise cease to serve as directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies will be voted for such other nominee(s) as shall be designated by the then current Board of Directors to fill any vacancy. We have no reason to believe that the nominees will be unable or unwilling to serve if elected as directors.

The principal occupation and certain other information about the nominees and our directors and executive officers are set forth on the following pages.

Directors and Executive Officers

The following table sets forth certain information with respect to the nominees and the directors and executive officers of the Company as of April 4, 2016. The nominees are currently directors of the Company.

Name	Age	Position with the Company	Independent (Y/N)	Director Since
Class I Director Nominees: (Current Terms Expiring in 2018)
Yehuda Shmidman	34	Class I Director, Chief Executive Officer and Secretary	N	2012
William Sweedler	49	Class I Director and Chairman of the Board of Directors	N	2012
Martha Stewart	74	Class I Director and Chief Creative Officer	N	2015
Class II Directors: (Terms Expiring in 2016)
Rodney S. Cohen	50	Class II Director	Y	2014
Stewart Leonard, Jr.	61	Class II Director	Y	2013
Gary Johnson	61	Class II Director	Y	2013
Class III Directors: (Terms Expiring in 2017)
Al Gossett	62	Class III Director	Y	2011
Aaron Hollander	59	Class III Director	Y	2013
Other Executive Officers:
Gary Klein	40	Chief Financial Officer

Committee Membership

Name	Audit	Compensation	Governance
Stewart Leonard, Jr.	X		X
Gary Johnson		X	X
Al Gossett	X	X	X
Aaron Hollander	X	X

Board of Directors and Nominees

Yehuda Shmidman has served as our Chief Executive Officer since November 2012 and was selected to become a director of the Company because of the breadth of his brand knowledge and his extensive brand experience, including managing and developing successful brands, as well as his industry, mergers and acquisitions and global business development experience. Prior to joining the Company, Mr. Shmidman served as the Chief Operating Officer (“COO”) of Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix”). Mr. Shmidman first joined Iconix in 2005 and held multiple positions of increasing responsibility during his seven-year tenure. He began his career working at a startup licensing agency in New York that launched several direct-to-retail licensing partnerships. In September 2015, Mr. Shmidman was named to the “40 Under 40” list by Fortune Magazine, a recognition he also received from Crain’s New York in 2011. Mr. Shmidman also serves on the board of the YMA Fashion Scholarship Fund, a non-profit organization dedicated to advancing the fashion industry by encouraging enterprising young adults to pursue careers in design, merchandising, retailing and related businesses. In addition, Mr. Shmidman is a director of Jet Support Services (JSSI), a leading global aviation service provider. Mr. Shmidman received a Bachelor of Arts degree magna cum laude in Political Science from Yeshiva University.

William Sweedler joined our Board of Directors as Chairman on February 22, 2012 in connection with our financing transaction with TCP WR Acquisition, LLC. Mr. Sweedler is presently Co-Founder and Co-Managing Partner of Tengram Capital Partners, a private equity firm focused on investments in the consumer and retail sectors. Prior to that, Mr. Sweedler was the founder and Chief Executive Officer of Windsong Brands, a diversified brand development and investment company that specialized in the acquisition, growth, licensing, and comprehensive management of consumer branded intellectual property and businesses. Mr. Sweedler is currently a director at the following privately held companies: NEST Fragrances, Tommie Copper, Luciano Barbera, Zanella, ThisWorks, and Differential Brands Group, Inc. Prior to founding Windsong Brands, he was President and Chief Executive Officer of Joe Boxer, a wholly-owned division of the Iconix Brand Group (NASDAQ: ICON) of which he was also an Executive Vice President and Director. Mr. Sweedler has a B.S. in Finance and Investments from Babson College with a BS in Finance and Investments. With over 25 years of experience in the consumer sector as an operator and strategic investor, Mr. Sweedler brings strategic vision and guidance to our company as Chairman of our Board of Directors.

Martha Stewart has served as the Company’s Chief Creative Officer and one of our directors since December 4, 2015. She joined the Board of Directors in connection with the MSLO merger and was selected to become a director because of her extensive entrepreneurial and media experience and her unique insight into operations and creative vision. Prior to joining the Company, Ms. Stewart was Founder, Chief Creative Officer and Non-Executive Chairman of the board of directors of Martha Stewart Living Omnimedia, Inc., which she founded in 1996 and sold to the Company on December 4, 2015. Ms. Stewart was the Chairman of the board of directors of MSLO from 1996 through June 2003, when she resigned as a director. She also served as Chief Executive Officer from 1996 until 2003. In March 2004, she resigned from MSLO and assumed the position of Founder, a non-officer position. In 2006, Ms. Stewart settled charges with the SEC related to a personal sale of non-MSLO stock and accepted certain penalties, which included monetary damages and professional restrictions that have since expired. Ms. Stewart is an Emmy Award winning television show host, entrepreneur and bestselling author and is a trusted lifestyle expert and teacher. Ms. Stewart earned a bachelor’s degree in European history and architectural history from Barnard College.

Rodney S. Cohen is a nominee for election at the Annual Meeting. He joined the Board of Directors on August 15, 2014 in connection with the Company’s acquisition of Galaxy Brand Holdings, Inc. and was selected to become a director because of his knowledge and experience in managing and developing brands and his two decades of private equity investing, operational restructuring and legal advisory work in a variety of sectors including commodities, natural resources, media, consumer, financial services, security and industrials. Mr. Cohen joined The Carlyle Group in 2010 and is currently a Managing Director and Co-Head of Carlyle Growth Partners and Carlyle Equity Opportunity Fund, which represent the U.S. smaller and middle market buyout activities of The Carlyle Group. From 1996 through 2010, Mr. Cohen was Co-Managing Partner at Pegasus Capital Advisors, a middle-market investment firm. From 1993 to 1996, he consulted and managed several diverse business ventures. Prior to that, Mr. Cohen practiced law with Anderson Kill Olick and Oshinsky P.C. He serves as a trustee and executive committee member of the Randall’s Island Sports Foundation, on the Franklin and Marshall Leadership Council and as a board member of the After School All Stars. Mr. Cohen earned his J.D. from Columbia Law School where he was a Harlan Fiske Stone Scholar and his B.A. from Franklin and Marshall College.

Stewart Leonard, Jr. is a nominee for election at the Annual Meeting. He joined our Board of Directors on May 1, 2013 and was selected to become a director because of his experience in the retail industry and his unique financial, operational and strategic expertise in matters facing corporations, including brand management, business development and governance. Mr. Leonard, Jr. is currently President and Chief Executive Officer of Stew Leonard’s, a unique family-owned and operated, farm-fresh grocery and wine store chain. Mr. Leonard, Jr. became President and Chief Executive Officer of Stew Leonard’s in 1991 and during his tenure Stew Leonard’s has grown to include five supersized food stores and nine wine stores across Connecticut, New York and New Jersey. The stores are among the nation’s best performing per square foot, generating approximately $400 million in annual sales. The company also employs more than 2,000 team members and is consistently recognized by Forbes Magazine’s “100 Best Companies to Work For” list. Mr. Leonard, Jr. earned a B.S. degree from Ithaca College and received an MBA from UCLA.

Gary Johnson is a nominee for election at the Annual Meeting. He joined our Board of Directors on May 1, 2013 and was selected to become a director because of his experience in both public and private equity owned companies in the financial services and direct marketing industries. Mr. Johnson currently serves as Chairman of the board of directors of CAN Capital, an 18-year old financial services company that has funded over 100,000 small retail businesses with approximately $6 billion of capital. Prior to joining CAN Capital, from 1989 through 2012, Mr. Johnson served as Chairman and Chief Executive Officer of Vertrue Inc., one the nation’s leading consumer marketing companies which was listed on NASDAQ from 1997 to 2007. Mr. Johnson earned a B.S. degree in civil engineering from Tufts University and received an MBA from Harvard Business School.

Al Gossett joined our Board of Directors on December 14, 2011 in connection with the restructuring of the ownership of our William Rast branded apparel business and was selected to become a director of the Company because of his experience in managing brands. Mr. Gossett is President, Chief Executive Officer and owner of Gossett Motor Cars, which he founded in 1988. Gossett Motor Cars consists of 15 automotive dealerships located in Memphis, TN and is one of the largest privately owned automotive groups in the Mid-South Region. The various brands under his umbrella include two Volkswagen, two Kia, two Hyundai, Porsche, Audi, Chrysler, Jeep, Dodge, Ram, Mazda, Mitsubishi and FIAT. Mr. Gossett began his career in the automotive industry in 1975 and acquired his first franchise in 1988. During the course of his career, Mr. Gossett has chaired or served on a number of district, regional and national dealer boards within the industry, including Chrysler, Jeep, Dodge, Chrysler Financial, Volkswagen, Volkswagen Financial, Suzuki and AIADA. He has received numerous awards for his accomplishments within the automotive industry. Mr. Gossett serves as the managing partner of JALP Clothing, LLC, a wholesale business engaged in the global distribution of apparel. Beginning in June 2009, Mr. Gossett has served on the board of directors of Landmark Community Bank in Collierville, TN, a suburb of Memphis, TN. An avid sports enthusiast, Mr. Gossett is in the ownership group of the Memphis Grizzlies, a NBA team located in Memphis, TN. He is active in charities supporting children in various capacities, and has been a strong supporter and advocate of St. Jude’s Children’s Research Hospital, Le Bonheur Children’s Hospital and Make-A-Wish, all located in Memphis, as well as many other causes and charities nationwide. Mr. Gossett attended Northwestern University.

Aaron Hollander became a director of the Company on September 11, 2013 and was selected to become a director of the Company because of his governance, financial reporting, accounting and risk management expertise gained through his service as the Chief Executive Officer of several corporations throughout his tenure, as well as his finance and accounting background. Mr. Hollander currently serves as, Chairman, Chief Executive Officer and President of First Aviation Services Inc., a leading worldwide provider of maintenance, repair and overhaul services to the aerospace industry, a position he has held since 2007. Mr. Hollander is also a Principal at First Equity Group, which he co-founded in 1985, advising the aerospace and defense industries on significant transactions impacting those sectors. From December 2001 to July 2009, Mr. Hollander served as the Chief Executive Officer of Skip Barber Racing School LLC and, from 1993 until February 2012, served as Chairman and the Chief Executive Officer of Imtek, LLC, an agency that provides direct marketing, printing, fulfillment, and location intelligence services to clients across a variety of industries. Prior to co-founding First Equity Group, Mr. Hollander worked for the Boston Consulting Group, and as a CPA and CMA with Arthur Young & Company (now Ernst & Young). Mr. Hollander received his B.S. in Economics from the Wharton School, University of Pennsylvania and earned an MBA with distinction from Harvard Business School.

Other Executive Officers

Gary Klein has served as our Chief Financial Officer since November 29, 2012. Prior to joining the Company, Mr. Klein worked at Iconix from 2005, where, from 2008 through 2012, he served as the Vice President of Finance. At Iconix, Mr. Klein handled matters relating to financial planning and analysis, reporting and accounting, corporate finance, investor relations, mergers and acquisitions and Iconix’s management information systems. From February 2005 to December 2005, Mr. Klein served at TV Guide Publishing Group as the Director of Financial Planning and Analysis, and from May 2001 to February 2005, Mr. Klein served as Finance Manager at Columbia House, one of the world’s largest licensees of content for music and film. Prior to that time, Mr. Klein served at Office.com as a senior accountant and at Rosen, Seymour, Shapps, Martin & Co., a public accounting firm, as a staff accountant. Mr. Klein earned a bachelor’s degree in accounting from the University at Albany in 1998.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT

CORPORATE GOVERNANCE

Meetings and Committees

The Board of Directors held eight meetings during 2015, and separately acted by unanimous written consent on two occasions. Each current director, while serving as a director, attended at least 75% of all the meetings of the Board of Directors and the committees on which such director served. While we have not established a policy with respect to members of the Board of Directors attending annual meetings, directors are generally in attendance at the annual meeting of stockholders. Our 2015 annual meeting of stockholders was attended by four of the seven directors then serving; Mr. Shmidman, Mr. Sweedler, Mr. Hollander and Mr. Johnson.

Our shares of common stock are listed on The Nasdaq Stock Market LLC (“Nasdaq”) and are subject to the Nasdaq listing standards that require us to have a majority of our Board of Directors comprised of independent directors and separate committees comprised of independent directors. The Nasdaq definition of independent director includes a series of objective tests, and also require a subjective review by the Board of Directors.

Pursuant to Nasdaq’s objective tests and the Board of Directors’ subjective review, the Board of Directors has affirmatively determined that five of our eight current directors, namely Mr. Cohen, Mr. Leonard, Jr., Mr. Johnson, Mr. Gossett and Mr. Hollander, are “independent” as that term is defined in Section 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules. In assessing independence, the Board of Directors considered, among other things, the relationships and transactions described under “Certain Relationships and Related Transactions”. Mr. Sweedler does not meet the independence requirements of Section 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules because he is a managing member of Tengram Capital Associates (“TCA”), an entity affiliated with Tengram Capital Partners, L.P. (“TCP”), to which the Company made payments in excess of $1.0 million in 2015 (see “Certain Relationships and Related Transactions — Reportable Related Party Transactions” for further information). Mr. Shmidman is our Chief Executive Officer and Ms. Stewart is our Chief Creative Officer. In addition, the Company made payments of $1.7 million to Ms. Stewart pursuant to the IP Agreements (as defined in “Certain Relationships and Related Transactions — Reportable Related Party Transactions”) and Ms. Stewart’s sister-in-law is employed by the Company as Senior Vice President, Financial Operations (see “Certain Relationships and Related Transactions — Reportable Related Party Transactions for further information).

The Board of Directors has established a separately designated audit committee (the “Audit Committee”), compensation committee (the “Compensation Committee”) and nominating and governance committee (the “Governance Committee”) of the Board of Directors. Our Board of Directors may also establish special committees from time to time to perform specifically delegated functions. The Board of Directors has adopted written charters that govern the conduct and responsibilities of each of the Audit Committee, Compensation Committee and Governance Committee, copies of which may be found on our website at www.sequentialbrandsgroup.com in the section titled “Corporate Governance”. You may also request printed copies of the charters by sending written request to the Secretary at the address set forth on the cover of this Proxy Statement.

Audit Committee.  Our Audit Committee held four meetings during 2015. The Audit Committee is chaired by Mr. Hollander, and includes Mr. Gossett and Mr. Leonard, Jr., all of whom qualify as “independent” directors within the meaning of Section 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules and Rule 10A-3(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Board of Directors has determined that Mr. Hollander qualifies as an audit committee “financial expert” within the meaning of the rules and regulations of the SEC and that each of our other Audit Committee members is able to read and understand fundamental financial statements and has substantial business experience that results in that member’s financial sophistication. Among other responsibilities, the Audit Committee reviews the scope and results of quarterly reviews and the year-end audit with management and the independent auditors, reviews and discusses the adequacy of our internal controls, and recommends to the Board of Directors selection of independent auditors for the coming year. The Audit Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website www.sequentialbrandsgroup.com in the section titled “Corporate Governance”.

Compensation Committee.  Our Compensation Committee held four meetings during 2015, and separately acted by unanimous written consent on two occasions. The Compensation Committee includes Mr. Hollander, Mr. Gossett and Mr. Johnson, all of whom qualify as “independent” directors within the meaning of Section 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules, including the enhanced independence requirements applicable to members of compensation committees. The Compensation Committee is primarily responsible for determining the annual salaries and other compensation of directors and executive officers and administering our equity compensation plans. In connection with its deliberations, the Compensation Committee seeks the views of the management with respect to appropriate compensation levels of the other officers and directors and may recruit compensation experts to provide independent advice regarding market trends and other competitive considerations. During the fiscal year ended December 31, 2015, the Compensation Committee engaged Frederic W. Cook & Co. to perform a compensation analysis in connection with the amended and restated employment agreement with the Company’s Chief Executive Officer. Frederic W. Cook & Co. reviewed the competitive positioning of the Company through analysis of companies in the retail/home goods/luxury goods industry. During 2015, the Compensation Committee reviewed the services provided by Frederic W. Cook & Co. and determined that none raised any conflict of interest. The Compensation Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website www.sequentialbrandsgroup.com in the section titled “Corporate Governance”. The Compensation Committee has the authority to delegate its responsibilities listed in the Compensation Committee charter to subcommittees comprised of one or more members of the Compensation Committee, or to the Company’s Chief Executive Officer with respect to the grants of equity awards to any of our officers other than officers subject to Section 16 of the Securities Exchange Act of 1934, if the Compensation Committee determines such delegation would be in the best interest of the Company.

Governance Committee.  Our Governance Committee includes Mr. Gossett, Mr. Johnson and Mr. Leonard, Jr., all of whom qualify as “independent” directors within the meaning of Section 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules. The Governance Committee reviews and makes recommendations regarding the functioning of the Board of Directors as an entity, assists the Board of Directors in defining and assessing qualifications for membership on the Board of Directors, identifies and recommends qualified individuals to serve as members of the Board of Directors and recommends corporate governance principles applicable to the Company. The Governance Committee did not meet in 2015. The Governance Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website www.sequentialbrandsgroup.com in the section titled “Corporate Governance.”

Director Nominations

The Governance Committee reviews persons who are candidates for election to our Board of Directors and makes a recommendation with respect to such candidates to our Board of Directors. Our full Board of Directors, then reviews those members of the Board of Directors who are candidates for election to our Board of Directors and makes the final determination regarding whether to nominate a candidate to the Board of Directors for election for the next term. The Governance Committee’s methods for identifying candidates for election to the Board of Directors (other than those proposed by our stockholders, as discussed below, and other than candidates that we are contractually obligated to nominate pursuant to written agreements) include the solicitation of ideas for possible candidates from a number of sources, including existing members of the Board of Directors, our executive officers, individuals personally known to the members of the Board of Directors and other research. We may also from time to time retain one or more third-party search firms to identify suitable candidates.

In carrying out its function to nominate candidates for election to our Board of Directors, upon recommendation from our Governance Committee, our Board of Directors considers the mix of skills, experience, character, commitment and diversity of background, all in the context of the requirements of our Board of Directors at that point in time. Our Board of Directors believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in our Board of Directors’ activities, including attendance at and active participation in meetings of our Board of Directors, and not have other personal or professional commitments that would, in our Board of Directors’ judgment, interfere with or limit such candidate’s ability to do so. Our Board of Directors has no stated specific minimum qualifications that must be met by a candidate for a position on our Board of Directors.

Our Governance Committee and Board of Directors will consider nominees recommended by stockholders. For a stockholder recommendation to be considered by our Governance Committee and Board of Directors as a potential candidate at an annual meeting, the recommendation must be received on or before the deadline for receipt of stockholder proposals to be included in our proxy statement for such meeting. The recommendation should be addressed to our Secretary at c/o Sequential Brands Group, Inc., 601 West 26th Street, 9th Floor, New York, New York 10001. If a stockholder decides to nominate a candidate for director and solicits proxies for such candidate, the stockholder will need to follow the rules set forth by the SEC and in our amended and restated bylaws (the “Bylaws”) as they pertain to director nominations. A stockholder of the Company may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in the Bylaws, including the notice deadlines, which are discussed under “2017 Stockholder Proposals”. In addition, the notice must be made in writing and set forth as to each proposed nominee who is not an incumbent director (i) their name, age, business address and, if known, residence address, (ii) their principal occupation or employment, (iii) the class and number of shares of the Company’s stock owned beneficially and of record by such person and (iv) any other information concerning the nominee that must be disclosed respecting nominees in proxy solicitations pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-11 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Based on the foregoing and the Company’s obligations pursuant to the Amended and Restated Stockholders Agreement, dated as of March 27, 2013, by and between the Company and TCP WR Acquisition, LLC (“TCP WR”), which provides TCP WR with the right to nominate a number of nominees for director such that the number of directors that will be serving on the Board of Directors (determined immediately following the election of directors and assuming that the director nominees designated by TCP WR are elected to the Board of Directors) that have been appointed or nominated by TCP WR equals three, the Board of Directors, upon the recommendation of the Governance Committee, nominated Rodney S. Cohen, Stewart Leonard, Jr. and Gary Johnson for re-election as Class II members of the Board of Directors, subject to stockholder approval, for a three-year term ending on or around the date of the 2019 annual meeting of stockholders.

Board Leadership Structure

In connection with the closing of our financing transaction with TCP WR in February 2012, Mr. Sweedler was appointed Chairman of our Board of Directors. In November 2012, Mr. Shmidman became our Chief Executive Officer and Secretary. The Board of Directors believes that its current leadership structure best serves the objectives of the Board of Directors’ oversight of management, the ability of the Board of Directors to carry out its roles and responsibilities on behalf of the stockholders and our overall corporate governance. The Board of Directors also believes that the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing our business and leverages the experience and perspectives of our Chairman, who has a deep knowledge of the consumer industry and significant experience in managing and developing brands. The Board of Directors, however, periodically reviews the leadership structure and may make changes in the future.

Diversity

The Board of Directors does not have a formal policy with respect to director nominee diversity. In selecting the nominees, the Board of Directors is committed to building and maintaining an ideal mix of talent and experience to achieve our business objectives in the current environment, and the Board of Directors assess the effectiveness of this process when reviewing the composition of the Board of Directors each year. In particular, the Board of Directors considers expertise, depth of knowledge in key areas that are important to us and diversity of thought, background, perspective and experience so as to facilitate robust debate and broad thinking on strategies and tactics pursued by us. The Board of Directors believes this diversity is demonstrated in the range of experiences, qualifications and skills of the current members of the Board of Directors.

Communications with the Board of Directors

You may communicate with our Board of Directors, or with any individual director, by sending communications via email to boardofdirectors@sbg-ny.com or by telephoning the Secretary at the Company’s principal executive offices, who will then relay the communications to the Board of Directors.

Communications are relayed to the Board of Directors, or to any individual director, depending on the facts and circumstances described in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors be excluded, including junk mail and mass mailings, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be relayed, with the provision that any communication that is not relayed will be made available to any director upon such director’s request.

Any interested party, including any employee, may make confidential, anonymous submissions regarding questionable accounting or auditing matters or internal accounting controls and may communicate directly with the Chairman by letter to 601 West 26th Street, 9th Floor, New York, New York 10001, marked for the attention of the Chairman, as applicable.

Board Oversight of Risk Management

Our Board of Directors, as a whole and also at the committee level, is responsible for overseeing risk management. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of our Board of Directors in setting our business strategy is a key part of our assessment of risk management and the determination of what constitutes an appropriate level of risk for the Company. Members of our Board of Directors discuss with management our major risk exposures, including with respect to the Company’s credit, liquidity, proposed acquisitions and operations as well as other risks associated with the Company’s business, their potential impact on the Company and the steps taken by management to manage these risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements as well as the Company’s benefit plans. The Audit Committee oversees management of financial risks and potential conflicts of interest with related parties. The Governance Committee oversees risks associated with the independence of the Board of Directors. In addition, our Board of Directors and its committees may retain, on such terms as they determine in their sole discretion, independent legal, financial and other consultants and advisors to advise and assist them in fulfilling their oversight responsibilities.

Code of Ethics and Business Conduct

We have adopted a written code of ethical conduct (the “Code of Ethics”) applicable to all members of the Board of Directors and to all of our employees and executive officers, including our Chief Executive Officer and Chief Financial Officer. The Code of Ethics constitutes a “code of ethics” as defined by applicable SEC rules and a “code of conduct” as defined by applicable Nasdaq Stock Market’s Listing Rules. The Code of Ethics has been publicly filed with the SEC and is incorporated by reference as an exhibit to the 2015 Annual Report. Our Code of Ethics is also made available on our website located at www.sequentialbrandsgroup.com in the section titled “Corporate Governance.” You may also request a copy of the Code of Ethics by writing or calling us at:

Sequential Brands Group, Inc.

Attn: Investor Relations
601 West 26th Street, 9th Floor
New York, New York 10001
(646) 564-2577

Any amendment or waiver of the Code of Ethics pertaining to a member of the Board of Directors or one of our executive officers will be disclosed on our website (www.sequentialbrandsgroup.com) within four business days. We granted no waivers under our Code of Ethics in 2015.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee is, or has ever been, an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, no executive officer of the Company served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or our Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Determination of Executive Compensation

The Compensation Committee of the Board of Directors is responsible for overseeing the Company’s executive compensation policies and practices, including levels and structure of compensation for the Company’s executive officers, which are currently submitted to the Board of Directors for ratification. Specifically, among other things, the Compensation Committee is responsible for:

•	Formulating, evaluating and approving compensation for the Company’s executive officers, including the Chief Executive Officer and Chief Financial Officer. The Company’s compensation policies are intended to reward executive officers for their contributions to the Company’s growth and profitability, and recognize individual initiative, leadership, achievement, and other valuable contributions to the Company. An additional goal is to provide competitive compensation that attracts and retains qualified and talented executive officers. The Compensation Committee may consult with the Chief Executive Officer and the Chief Financial Officer on the performance of the Company’s other executive officers. However, neither the Chief Executive Officer nor the Chief Financial Officer may be present during any Compensation Committee deliberations or voting with respect to each of their own compensation packages;
•	Overseeing and approving all compensation programs involving the issuance of the Company’s stock and other equity securities under the Company’s long-term incentive plans;
•	Assessing on an annual basis the risks associated with the Company’s compensation practices, policies and programs to determine whether the risks arising from such practices, policies and programs are appropriate or reasonably likely to have a material adverse effect on the Company;
•	Reviewing periodically compensation practices and trends of other companies to assess the adequacy of the Company’s executive compensation programs and policies; and
•	Securing the services of external compensation consultants or other experts, as necessary and appropriate.

Each year, the Compensation Committee reviews the Company’s executive officer compensation, including the compensation structure and levels of compensation paid to the executive officers in the prior year (as disclosed in the Summary Compensation Table on page 20 for our named executive officers), and determines any needed adjustments to our compensation policies and practices so that that such policies and practices continue to reflect the Company’s commitment to aligning executive compensation practices with the interests of the Company’s stockholders. The Compensation Committee may also retain independent compensation consultants to assess the annual compensation of the executive officers to enhance remuneration competitiveness. The Chief Executive Officer and Chief Financial Officer generally attend Compensation Committee meetings, except for those meetings at which their compensation is addressed. The Chief Executive Officer and Chief Financial Officer also make recommendations to the Compensation Committee, which are reviewed and approved, if appropriate, by the Compensation Committee and currently presented to the Board of Directors for ratification as to compensation levels, performance goals, bonus targets and equity awards.

Compensation Philosophy and Objectives

The Company’s overall compensation philosophy is to “pay for performance.” The Company’s compensation plans, policies and practices are designed to provide compensation that motivates executive officers to achieve corporate financial goals and to reward them for short- and long-term financial performance in order to maximize stockholder value. In addition, these plans, policies and practices and compensation paid thereunder are structured to be competitive with other companies in order to attract and retain high performing executive talent. The Company’s executive compensation program is designed specifically to:

•	Support the achievement of the Company’s short- and long-term strategic and financial objectives;
•	Reward executive officers for continuous improvement of financial metrics;

•	Align executive interests with the interests of the stockholders; and
•	Attract and retain highly talented, results-driven executive officers.

2015 Highlights

The following individuals served as our Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer) and Chief Creative Officer during the year ended December 31, 2015. We did not have any other highly compensated individuals who were serving as executive officers during 2015 and whose total compensation exceeded $100,000 during the year ended December 31, 2015. We refer to these persons as the “named executive officers”:

•	Mr. Yehuda Shmidman — Chief Executive Officer
•	Mr. Gary Klein — Chief Financial Officer
•	Ms. Martha Stewart — Chief Creative Officer

The Company made the following decisions for 2015 with respect to its compensation policies to continue management’s focus on driving stockholder value:

•	The named executive officers’ annual base salaries were set as follows for 2015:
º	Mr. Shmidman — No change from amount paid by Old Sequential during 2014;
º	Mr. Klein — Increased $50,000 from amount paid by Old Sequential during 2014 as set forth in his employment agreement negotiated in 2014; and
º	Ms. Stewart — Set at $500,000 to be commensurate with her respective duties as Chief Creative Officer of the Company.
•	The Company established its 2015 bonus program for all named executive officers, other than Ms. Stewart, based on the attainment of the adjusted EBITDA target established by the Compensation Committee.

In setting compensation for its named executive officers for 2015 the Compensation Committee considered the scope and impact of the named executive officer’s role, the expectations for the executive officer and contributions made by the named executive officer beyond such named executive officer’s formal role and the Company’s performance against budget.

Results of Old Sequential’s 2015 Advisory Vote on Executive Compensation (“Say-on-Pay”)

As noted above, we are a newly formed company and thus, the vote on Proposal 3 at our 2016 annual meeting will be our first advisory vote on executive compensation. However, at the Company’s annual meeting of stockholders held in May 2015, Old Sequential’s stockholders were asked to approve the company’s fiscal 2014 executive compensation programs. A majority of the votes cast on the “say-on-pay” proposal at that annual meeting were voted in favor of the proposal.

The Company regularly engages our stockholders to discuss a variety of aspects of our business and welcomes stockholder input and feedback, and thus, the Compensation Committee believes that the “say-on-pay” vote serves as an additional tool to guide the Board of Directors and the Compensation Committee in ensuring alignment of the Company’s executive compensation programs with stockholder interests. The Compensation Committee has not made any significant changes to the compensation program in place at Old Sequential and believes that the results from Old Sequential’s 2015 advisory vote on executive compensation reaffirm stockholder support of the Company’s approach to executive compensation.

The Compensation Committee continues to work so that the design of the Company’s executive compensation program is focused on long-term stockholder value creation, emphasizes pay for performance and does not encourage imprudent short-term risks. The Compensation Committee also intends to use the “say-on-pay” vote as a guidepost for stockholder sentiment and believes it is critical to maintain and continually develop this program to promote ongoing stockholder engagement, communication and transparency.

Elements of Compensation

Annual Cash Compensation

•	Base Salary is intended to provide a portion of compensation which is fixed to provide executive officers with a certain level of financial security and to retain critical talent. Each executive officer’s base salary level is designed to compensate the executive officer in a way that is competitive and indicative of his or her knowledge, skills, abilities and future potential. When making base salary adjustments, the Compensation Committee considers the performance of the Company, the overall performance and future potential of the individual executive officer, the economic environment and competitive pay positioning.
•	Annual Performance Bonus for all of our named executive officers, other than Ms. Stewart, is based on the attainment of the adjusted EBITDA target established by the Compensation Committee. The annual performance bonus compensation is consistent with the Company’s pay for performance philosophy in that it requires the Company to meet financial objectives in order for bonus compensation to become payable. In addition, the design fosters teamwork and creates the incentive for each executive officer to work towards the Company, as a whole, being is successful. The Compensation Committee believes these metrics are strong indicators of financial performance and that linking bonus compensation to the achievement of adjusted EBITDA targets closely aligns the financial interests of the executive officers with the interests of stockholders.
º	As provided in Messrs. Shmidman’s and Klein’s respective employment agreements, the annual performance bonus target for these named executive officers is set as a percentage of such named executive officer’s base salary which currently equals 150% of base salary for Mr. Shmidman and 60% of base salary for Mr. Klein. For 2015, the Compensation Committee confirmed that the Company achieved its adjusted EBITDA target for the year. Such target was exceeded by more than 10%. The adjusted EBITDA target was set to be achievable, but encourage growth over the prior year’s performance. The adjustments made to EBITDA include but are not limited to transaction related costs, non-cash stock-based compensation, purchase accounting adjustments, restructuring costs and other amounts that are not representative of the Company’s day-to-day licensing business. Each executive officer’s annual performance bonus is determined based on the level of achievement of the performance bonus target. Pursuant to Mr. Shmidman’s employment agreement, if performance is 90% or more but less than 100% of the target, 75% of the target annual bonus will be paid; if performance is 80% or more but less than 90% of target, 50% of the target bonus will be paid; and if performance is less than 80%, no bonus will be paid. Mr. Klein’s employment agreement provides for a single payout level. Thus, if the performance target is not attained, Mr. Klein would receive no bonus. Given the above target achievement of the adjusted EBITDA performance goal for 2015, Mr. Shmidman and Mr. Klein each received 100% of their respective annual performance bonus for 2015. See “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
º	Ms. Stewart does not participate in our annual performance bonus program, but rather is entitled to bonuses only as determined in the discretion of our Board of Directors and the Company’s Chief Executive Officer and did not receive any bonus for 2015. However, pursuant to her employment agreement, commencing in 2016 Ms. Stewart will be entitled to an amount for each calendar year of her employment period equal to 10% of the total revenues (including, without limitation, licensing royalties) earned and received by the Company from the licensing of the Martha Stewart brand (including, all associated and related marks, but excluding publishing and media) during such calendar year in excess of $46,000,000.
•	A Guaranteed Annual Payment of $1,300,000 is provided for Ms. Stewart under her employment agreement for each calendar year of her employment period. This amount is pro-rated for partial years of service and is payable in installments in accordance with the Company’s customary payroll practices. For 2015, Ms. Stewart received a pro-rated amount of $110,000 under this provision of her employment agreement.

Long-Term Incentive Compensation

Given her current share holdings and entitlement to certain other payments as more fully described in “Executive Compensation — Summary of Employment Agreements” below, Ms. Stewart was not granted any equity awards as compensation for her services to the Company in 2015. The following discussion pertains only to equity awards granted to our Messrs. Shmidman and Klein. It is expected that Ms. Stewart will participate in our long-term incentive compensation program beginning in 2016.

The Compensation Committee believes long-term incentives are beneficial to stockholders and a key component of Messrs. Shmidman’s and Klein’s overall compensation. The primary focus in granting long-term incentives is to:

•	Align executive officers’ financial interest with the long-term interests of the stockholders;
•	Support the achievement of strategic objectives and goals, which tend to be longer-term;
•	Focus executive officers’ behavior on long-term value creation;
•	Promote executive officers’ retention by providing financial rewards that are achieved over a period of years; and
•	Provide executive officers with an opportunity to acquire an ownership interest in the Company.

Over the years, we have used a combination of two forms of long-term equity compensation: time-based restricted stock and restricted stock units and performance stock units (“PSUs”). The Compensation Committee considers the value of the award as a component of total direct compensation. In deciding which type of equity award to grant to executive officers, the Compensation Committee may consider the number of shares necessary to deliver the intended value appropriate for each named executive officer and his or her position and level of responsibility within the Company. The Company’s intent is to focus executive officers on driving stockholder value by placing more emphasis on pure performance-based compensation, as PSUs have no value unless the Company achieves certain performance metrics. For 2015, the Compensation Committee granted time-based restricted stock units and PSUs to the Company’s Chief Executive Officer as the sole form of equity compensation in connection with his amended and restated employment agreement which is described in more detail in “Executive Compensation — Summary of Employment Agreements”. Mr. Klein did not receive any equity grants in 2015.

All equity awards are granted pursuant to, and are subject to the terms and conditions of, the Sequential Brands Group, Inc. 2013 Stock Incentive Compensation Plan (the “2013 Stock Incentive Plan”), which we assumed in 2015.

Time-Based Restricted Stock and Restricted Stock Units

Time-based restricted stock and restricted stock units typically vest over a three- to four-year period after the grant date. While restricted stock has inherent intrinsic value when granted, it delivers greater value as the price of the Company’s common stock appreciates over time. The intrinsic value at grant date tends to provide continued incentive even if the stock price decreases following the grant date and, as such, it continues to motivate executive officers to sustain their efforts towards achieving corporate goals. If the executive officer terminates employment before vesting occurs, all unvested shares are cancelled immediately, unless otherwise stipulated in the respective employment agreement.

The Company granted 100,000 time-based restricted stock units to Company’s Chief Executive Officer in 2015 in connection with his amended and restated employment agreement which is described in more detail in “Executive Compensation — Summary of Employment Agreements”.

Performance Stock Units

On June 2, 2014, Old Sequential granted 300,000 and 180,000 PSUs to Mr. Shmidman and Mr. Klein, respectively, under the 2013 Stock Incentive Plan. The PSUs were assumed by the Company and, subject to achievement of the specified performance metrics, vest 20% on December 31, 2014, 20% on December 31, 2015 and 60% on December 31, 2016. For PSUs, the Company’s performance metrics included three targets, equally weighted (33.3%): revenue, adjusted EBITDA and an Annual Threshold Performance Target as

determined by the Compensation Committee. The specific performance metrics are set at a level that is designed to be achievable, but require growth over the relevant performance period. The number of shares actually issued in respect of the PSUs at the end of each performance period will vary based on the actual performance. The value earned will be delivered in common stock following the completion of the performance period subject to our performance against the pre-established corporate goals. The PSUs contain both carryback and carryforward rights whereby any overage from a given performance period could be applied to earn awards during a period in which the Company does not achieve the pre-established targets.

The Company wanted to use more than one target, while keeping the number of variables limited. Our targets, including revenue, adjusted EBITDA and an Annual Threshold Performance Target as determined by the Compensation Committee from time to time, provide our named executive officers with incentives linked to long-term performance and promote an ownership cultures. Our goals are intended to be realistic and reasonable, but challenging in order to drive performance. PSUs typically vest over a three year period after the grant date.

The Company achieved the performance metrics for 2015. This resulted in the issuance of 60,000 and 36,000 shares of fully vested restricted stock to Mr. Shmidman and Mr. Klein, respectively, on March 14, 2016.

On April 14, 2015, after considering the recommendation of the Frederic W. Cook & Co. compensation analysis, the Company granted 200,000 PSUs to Mr. Shmidman under the 2013 Stock Incentive Plan. The PSUs will vest in equal installments on December 31, 2016, 2017 and 2018, subject to achievement of the specified performance metrics. For these PSUs, the Company’s performance metrics are as follows: (i) for 2016 the Company’s stock price for any 10 trading days must be at least $20, (ii) for 2017 the Company’s stock price for any 10 trading days must be at least $22 and (iii) for 2018 the Company’s stock price for any 10 trading days must be at least $24. The number of shares actually issued in respect of the PSUs at the end of each performance period will vary based on the actual performance. The value earned will be delivered in common stock following the completion of the performance period subject to our stock price against the pre-established performance metrics. The PSUs contain carryforward rights whereby if the Company does not achieve the pre-established performance metrics the award can be earned by meeting future year performance metrics.

Mr. Klein did not receive any grants of PSUs in 2015.

Executive Employment Agreements

The Company believes employment agreements are an effective recruiting and retention tool for its executive officers. The Company also believes employment agreements help protect certain interests of the Company by prohibiting post termination competition, disclosure of confidential information and solicitation. All of the Company’s employment agreements have severance provisions and noncompetition and nondisclosure clauses, which encourage executive officers to remain committed to the business and discourage them from collaborating with competitors in order to prevent critical confidential information from leaking to competitors. In addition, all employment agreements require executives to release all claims against the Company in order to receive severance payments. To that end, the Company has entered into employment agreements with Mr. Shmidman, Mr. Klein and Ms. Stewart, the terms of which are described in more detail in “Executive Compensation — Summary of Employment Agreements”.

Benefits and Other Compensation

Retirement Plans

The Company believes that providing retirement benefits allows the Company to be competitive in attracting and retaining talented executives and to reward executive officers for long-time service to the Company. Old Sequential established a 401(k) plan in 2014 as a tax qualified retirement savings plan, which we have assumed, pursuant to which the Company’s employees, including the executive officers, are able to make pre-tax contributions from their eligible compensation. The Company made a matching contribution for all participants during 2015.

Perquisites and Other Personal Benefits

The Company also provides the executive officers with limited perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior executive talent. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers, which include a car allowance for Mr. Shmidman and Mr. Klein. By reason of her unique position as a performer and her unparalleled role in supporting and developing the Martha Stewart brand, which require her to undertake extensive travel, make a substantial number of on-camera and personal appearances and require her to be constantly in the public eye, we pay for a number of expenses to assist Ms. Stewart in fulfilling these Company responsibilities that, under SEC regulations, are required to be reported as perquisites. For more information on these benefits, see the “All Other Compensation” column of the Summary Compensation Table on page 20. The costs associated with providing these benefits for the executive officers are reflected in the “Summary Compensation Table” in the column titled “All Other Compensation”.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement on Schedule 14A and the 2015 Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Aaron Hollander
Gary Johnson
Al Gossett

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain information concerning the compensation for services rendered to us or Old Sequential during the years ended December 31, 2015, 2014 and 2013 by (i) our Chief Executive Officer (principal executive officer), (ii) our Chief Financial Officer (principal financial officer) and (iii) our Chief Creative Officer. We refer to these persons as the “named executive officers.” We did not have any other executive officers during 2015 whose total compensation exceeded $100,000 in the year ended December 31, 2015.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Yehuda Shmidman Chief Executive Officer	2015	$600,000		$—		$4,229,000	$900,000	$28,791	$5,757,791
	2014	600,000		—		2,772,000	600,000	18,000	3,990,000
	2013	600,000		—		—	600,000	18,000	1,218,000
Gary Klein Chief Financial Officer	2015	300,000		—		—	180,000	28,600	508,600
	2014	250,000		—		1,663,200	150,000	28,400	2,091,600
	2013	250,000		—		131,500	125,000	—	506,500
Martha Stewart Chief Creative Officer	2015	42,308	(1)	110,000	(1)	—	—	1,823,425	1,975,733

(1)	The amounts reported in the “Salary” and “Bonus” columns for Ms. Stewart represent the pro-rated portion of her annual base salary and annual guaranteed payments payable during 2015 after the closing of the Company’s acquisition of MSLO, as provided for under her employment agreement, as discussed in further detail below.
(2)	The amounts in this column represent the grant date fair value calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718”). The stock award granted to Mr. Shmidman in 2015 was issued in the form of time-based restricted stock units and performance stock units. For additional information on the valuation assumptions with respect to the stock award granted, please see Note 14 to our consolidated financial statements included in the 2015 Annual Report. The amount reported above for 2015 assumes achievement of the maximum performance levels for PSUs granted and does not reflect the actual value that may be realized by Mr. Shmidman which depends on the value of our shares in the future
(3)	The amounts reported in this column represent annual performance bonus payouts payable pursuant to Messrs. Shmidman’s and Klein’s employment agreements.
(4)	The amounts set forth in this column for 2015 in the table above represent: (i) for Mr. Shmidman a car allowance; (ii) for Mr. Klein (a) a car allowance ($18,000) and (b) Company-paid 401(k) match ($10,600); and (iii) for Ms. Stewart — $1,700,000 in connection with the Intangible Asset Agreement, which is described in more detail in “Certain Relationships and Related Transactions — Agreements with Ms. Stewart,” and $123,435 of expenses by reason of her unique position as a performer and her unparalleled role in supporting and developing the Martha Stewart brand, which require her to undertake extensive travel, make a substantial number of on-camera and personal appearances and require her to be constantly in the public eye, we pay for a number of expenses to assist Ms. Stewart in fulfilling these Company responsibilities that, under SEC regulations, are required to be reported as perquisites.

Grants of Plan-Based Awards

The following table sets forth the information concerning the grants of any plan-based compensation to each named executive officer during the year ended December 31, 2015. The equity awards described below were made under the 2013 Stock Incentive Plan.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of Shares of Stock or Units(3)	Grant date fair value of stock and option awards(4)
		Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Yehuda Shmidman	April 14, 2015	450,000	900,000	900,000	—	200,000	—	100,000	$4,299,000
Gary Klein		—	180,000	180,000	—	—	—	—	—

(1)	The Target column reflects the award granted if we were to achieve all of our 2015 performance targets. Represents annual performance bonus target of 150% for Mr. Shmidman and 60% for Mr. Klein of the named executive officer’s annual salary. For Mr. Shmidman, if performance is 90% or more but less than 100%, 75% of annual bonus will be paid and if performance is 80% or more but less than 90% of target, 50% of annual bonus will be paid. If performance is less than 80% no bonus is paid. For Mr. Klein, the arrangement provides for a single payout level. See “Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Compensation.” Actual amounts received in respect of these bonuses are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table above.
(2)	Reflects 200,000 performance stock units that, subject to achieving specified performance metrics, will vest in equal installments on December 31, 2016, 2017 and 2018. The performance stock units award provides for a single payout level. The Target column reflects the target equity award if we were to achieve target level performance. The performance stock units contain carryforward rights. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Compensation.”
(3)	Represents 100,000 time-based restricted stock units that will vest in equal installments on December 31, 2016, 2017 and 2018 subject to Mr. Shmidman’s continued employment.
(4)	Represents total grant date fair value of time-based restricted stock units and performance stock units as determined in accordance with ASC Topic 718. For additional information on the valuation assumptions with respect to stock awards granted, please see Note 14 to our consolidated financial statements included in the 2015 Annual Report.

Summary of Employment Agreements

Certain of the amounts set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table are provided for in employment agreements. The material terms of such agreements with our named executive officers are summarized below:

Yehuda Shmidman.  On November 19, 2012, the Board of Directors appointed Yehuda Shmidman as the Company’s Chief Executive Officer and a Class I Director of the Board of Directors. Mr. Shmidman was re-elected to the Board of Directors at the Company’s annual meeting of stockholders held on May 27, 2015 and will serve on the Board of Directors of the Company for a term expiring at the 2018 annual meeting of stockholders, or until his successor has been elected and qualified. In connection with his appointment as the Company’s Chief Executive Officer, we entered into an employment agreement with Mr. Shmidman.

On April 14, 2015, Old Sequential entered into an amended and restated employment agreement (the “A&R CEO Employment Agreement”) with Mr. Shmidman for a term continuing through December 31, 2018, unless otherwise terminated in accordance with the terms of the A&R CEO Employment Agreement (the “Term”). The A&R CEO Employment Agreement was assumed by the Company.

During the Term, Mr. Shmidman will receive a base salary of not less than $600,000 per annum, subject to increases from time to time as determined by the Company’s Board of Directors or the Compensation Committee (such salary, the “Base Salary”). Mr. Shmidman is also be eligible to receive an annual performance bonus of up to 150% of the Base Salary based on the attainment of an adjusted EBITDA target to be agreed upon by the Company and Mr. Shmidman, subject to certain adjustments as set forth in the A&R CEO Employment Agreement (the “Annual Bonus”). In addition, the A&R CEO Employment Agreement provided for an equity compensation grant to Mr. Shmidman of 300,000 time and performance-based restricted stock units, of which the 100,000 restricted stock units (“RSUs”) are time-vested, with  1/3 vesting on the last calendar day of each of 2016, 2017 and 2018, and the 200,000 PSUs vesting based on the Company’s attainment of certain performance targets, with  1/3 vesting on the last calendar day of each of 2016, 2017 and 2018, subject to certain catch-up provisions if the performance targets are not met in one year but are met in a subsequent year.

In the event Mr. Shmidman’s employment is terminated by the Company without “cause” or by Mr. Shmidman for “good reason,” each as defined in the A&R CEO Employment Agreement, Mr. Shmidman will be entitled to receive, among other things, (i) an amount equal to 2.0 times the sum of (x) the then-current Base Salary and (y) the greater of (i) the actual Annual Bonus for the year immediately preceding the year in which the date of termination occurs or (ii) 150% of the then-current Base Salary, (ii) any Annual Bonus earned but unpaid for the prior year, (iii) in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a pro-rated Annual Bonus for the year in which Mr. Shmidman’s employment was terminated and (iv) any benefits to which Mr. Shmidman may be entitled under employee benefit plans. In addition, any unvested portion of Mr. Shmidman’s Restricted Stock Award, as defined in the A&R CEO Employment Agreement, and RSUs shall accelerate and become fully vested on the date of such termination. In addition, the A&R CEO Employment Agreement provides that, if Mr. Shmidman is terminated after a Change in Control, as defined in the A&R CEO Employment Agreement, or after the execution of a definitive agreement the consummation of which would constitute a Change in Control, any unvested PSUs, as defined in the A&R CEO Employment Agreement, shall accelerate and become fully vested on the date of such termination.

Pursuant to the terms of the A&R CEO Employment Agreement, Mr. Shmidman is also subject to customary (i) confidentiality provisions, (ii) non-competition provisions during the Term and for the Restricted Period thereafter, as defined in the A&R CEO Employment Agreement, and (iii) non-solicitation provisions during the Term and for a period of (A) eighteen (18) months thereafter with respect to the Company’s employees and (B) twelve (12) months thereafter with respect to the Company’s customers.

Gary Klein.  On November 29, 2012, Old Sequential appointed Gary Klein as the company’s Chief Financial Officer.

On June 3, 2014, Old Sequential entered into an employment agreement (the “CFO Employment Agreement”) with Mr. Klein for a term continuing through December 31, 2016, which the Company assumed. Pursuant to the CFO Employment Agreement, during the term of his employment, Mr. Klein will receive a base salary of not less than $300,000 for the 2015 calendar year and $325,000 for the 2016 calendar year. Mr. Klein will be eligible to receive an annual cash performance bonus of up to 60% of his then current base salary based on the attainment of certain performance targets established by the Compensation Committee which will be the same as the performance targets established for the Company’s Chief Executive Officer.

In the event Mr. Klein’s employment is terminated by the Company “without cause” or by Mr. Klein for “good reason,” each as defined in the CFO Employment Agreement, Mr. Klein will receive all earned but unpaid base salary and payment for all accrued but unused vacation time through the date of termination of the CFO Employment Agreement, as well as any benefits to which Mr. Klein may be entitled under employee benefit plans (collectively, the “Amounts and Benefits”). Mr. Klein will also receive as severance an amount equal to the base salary that Mr. Klein would have received for the remainder of the term of the CFO Employment Agreement had Mr. Klein’s employment continued until the end of the employment period along with any unpaid earned bonuses for prior years and, in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a pro-rated annual bonus for the year in which his employment was terminated. In addition, in the event Mr. Klein’s employment is terminated by the Company without cause or by Mr. Klein for good reason or in the event of a Change in Control (as defined in the CFO Employment Agreement), certain unvested restricted stock awards will accelerate and become fully vested on the date of his termination. If Mr. Klein is terminated for “cause” by the Company or Mr. Klein terminates his employment without “good reason,” the Company will have no further obligations to Mr. Klein except to pay Mr. Klein the Amounts and Benefits.

Martha Stewart.  In connection with the closing of the Company’s acquisition of MSLO, the Company entered into an agreement with Ms. Stewart for an initial term continuing through December 31, 2020. The employment agreement will be automatically extended for an additional five years if gross licensing revenues exceed specified thresholds. In the event that the employment agreement is not renewed after its initial term because the extension threshold is not met, Ms. Stewart instead will consult for the Company through December 31, 2025, and for these services will receive an annual consulting fee ranging from $1.5 million to $4.5 million, determined annually based on gross licensing revenues. During the term of her employment agreement, Ms. Stewart will, among other things, serve as Chief Creative Officer of the Company and will be entitled to receive, among other things, (i) an annual base salary of $500,000 per year, (ii) a guaranteed annual payment of $1.3 million (the “Guaranteed Payment”), (iii) annually beginning on January 1, 2016, 10% of the gross licensing revenues, in excess of a specified threshold (the “Incentive Payment”), (iv) the opportunity to earn an annual bonus as determined by the Board of Directors and Chief Executive Officer, and (v) payment of certain of Ms. Stewart’s expenses, up to an annual maximum amount of $1.5 million. In addition, and regardless of whether Ms. Stewart remains employed with the Company, beginning in 2026 and ending on the later of December 31, 2030 or the date of her death, the Company will pay to Ms. Stewart 3.5% of the annual gross licensing revenues for each such year.

In the event Ms. Stewart’s employment is terminated by the Company “without cause” or by Ms. Stewart for “good reason,” each as defined in Ms. Stewart’s employment agreement, Ms. Stewart will be entitled to, among other things, continued payments of (a) her base salary, the Guaranteed Payment, the Incentive Payment and reimbursement of expenses, all as if Ms. Stewart had remained employed through the end of the then-current term, and (b) continuation of certain benefits and perquisites for a specified period of time post-termination. If such termination occurs upon or prior to the end of the initial term of the employment agreement, and if the term (i) would have been extended under the terms of the agreement, the payments in clause (a) above will continue through December 31, 2025, the end of what would have been the extended term, and (ii) would not have been extended under the terms of the agreement, then Ms. Stewart will receive the consulting fee as described above. These payments are described further under “Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards at Fiscal Year-End 2015

The following table sets forth the information with respect to restricted stock awards and performance — based restricted stock held by each of the named executive officers as of December 31, 2015.

Name	Stock awards
	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Yehuda Shmidman	100,000	(1)	$791,000	240,000	(4)	$1,898,400
				200,000	(5)	1,582,000
Gary Klein	8,334	(2)	65,922	144,000	(4)	1,139,040

(1)	The 100,000 RSUs will vest in equal installments on December 31, 2016, 2017 and 2018.
(2)	The 8,334 RSUs will vest on October 31, 2016.
(3)	The market value is based on the closing market price of our common stock as of December 31, 2015, which was $7.91 per share, multiplied by the number of shares of common stock subject to the award.

(4)	These PSUs will vest as follows, subject to achievement of the specified performance metrics: (i) 60,000 units on December 31, 2015 and 180,000 on December 31, 2016 for Mr. Shmidman and (ii) 36,000 units on December 31, 2015 and 108,000 units on December 31, 2016 for Mr. Klein. The performance stock units will pay out a pro-rated portion of PSUs for any metrics that are achieved. The amounts reported in the table are based on the target level of performance and reflect the 2015 and 2016 portions of the performance stock units granted on June 2, 2014. With respect to the 2015 portion of the performance-based restricted stock, the Company achieved the relevant performance metrics for 2015. The performance stock units contain both carryback and carryforward rights. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Compensation.”
(5)	These PSUs will vest in equal installments, subject to achievement of the specified performance metrics, on December 31, 2016, 2017 and 2018. The amounts reported in the table are based on the target level of performance and reflect the 2016, 2017 and 2018 portions of the performance stock units granted on April 14, 2015. The performance stock units contain carryforward rights. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Compensation.”

Option Exercises and Stock Vested

The following table sets forth certain information regarding vesting of performance stock units and restricted stock held by our named executive officers during the year ended December 31, 2015:

Name	Stock awards
	Number of shares acquired on vesting (#)	Value realized on vesting(1) ($)
Yehuda Shmidman	159,049	$1,540,680
Gary Klein	64,333	$621,846

(1)	Mr. Shmidman’s stock awards vested as follows: (i) 60,000 performance stock units on March 16, 2015 and (ii) 99,049 shares of restricted stock on November 19, 2015. Mr. Klein’s stock awards vested as follows: (i) 36,000 performance stock units on March 16, 2015, (ii) 8,333 shares of restricted stock on October 31, 2015 and (iii) 20,000 shares of restricted stock on November 29, 2015. “Value realized on vesting” was computed by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Potential Payments Upon Termination or Change in Control

As noted within the “Summary Compensation Table” and “Summary of Employment Agreements,” we have entered into employment agreements with each of our named executive officers. These agreements provide for certain payments and other benefits if a named executive officer’s employment with us is terminated under circumstances specified in the respective agreement, including a “change in control” of the Company. A named executive officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination. The table below sets forth potential benefits that each named executive officer would have been entitled to receive upon termination of employment under the various circumstances outlined above and assumes the relevant termination event as of December 31, 2015. The actual amounts that would be payable in these circumstances can only be determined at the time of the named executive officer’s termination or a change in control and, accordingly, may differ significantly from the estimated amounts set forth in the table below.

Name and Form of Compensation	Potential Payments
	By the Company Without Cause or by Executive for Good Reason	By the Company for Cause or by Executive Without Good Reason	Termination Following a Change in Control	Death	Disability	Non-extension of Employment Period
Yehuda Shmidman
Cash compensation	$3,000,000	$—	$—	$900,000	$900,000	$—
Health and welfare benefits	41,261	—	—	—	41,261	—
Accelerated vesting of restricted stock	791,000	—	791,000	791,000	791,000	—
Accelerated vesting of Performance-Based Restricted Stock	1,582,000	—	3,480,400	1,582,000	1,582,000	—
Total	$5,414,261	$—	$4,271,400	$3,273,000	$3,314,261	$—
Gary Klein
Cash compensation	$480,000	$—	—	$180,000	$180,000	$—
Health and welfare benefits	14,478	—	—	—	14,478	—
Accelerated vesting of restricted stock	65,922	—	65,922	—	—	—
Accelerated vesting of Performance-Based Restricted Stock	—	—	1,139,040	—	—	—
Total	$560,400	$—	$1,204,962	$180,000	$194,478	$—
Martha Stewart
Cash compensation	$2,500,000	$—	$—	$2,500,000	$2,500,000	$—
Health and welfare benefits	43,578	—	—	—	—	—
Guaranteed payments	6,500,000	6,500,000	—	6,500,000	6,500,000	6,500,000
Legacy payments(a)	—	—	—	—	—	—
Incentive payments(b)	—	—	—	—	—	—
Continued provision of office and assistant	360,000	—	—	—	—	—
Expense reimbursements	7,500,000	—	—	—	—	7,500,000
Total	$16,903,578	$6,500,000	$—	$9,000,000	$9,000,000	$14,000,000

(a)	Beginning with the calendar year commencing on January 1, 2026, and regardless of the reason for Ms. Stewart’s termination, the Company will pay Ms. Stewart 3.5% of Gross Licensing Revenues (as defined in Ms. Stewart’s employment agreement) for each calendar year for the remainder of Ms. Stewart’s life (with a minimum of five years of payments, to be made to Ms. Stewart’s estate for the period from January 1, 2026 (or, if later, Ms. Stewart’s death) through December 31, 2030 if

Ms. Stewart dies before December 31, 2030. For each $1.0 million of Gross Licensing Revenues, Ms. Stewart will receive $35,000. As of December 31, 2015, the Company is unable to estimate an amount for this payment.
(b)	For each calendar year during the Employment Period (as defined in Ms. Stewart’s employment agreement) commencing on or after January 1, 2016, the Company will pay Ms. Stewart an amount equal to 10% of Gross Licensing Revenues (as defined in Ms. Stewart’s employment agreement), earned by the Company during such calendar year in excess of $46.0 million. For each $1.0 million above the $46.0 million threshold, Ms. Stewart will receive $100,000. As of December 31, 2015, the Company is unable to estimate an amount for this payment.

Compensation and Risk

Our Compensation Committee regularly conducts risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk taking. Based on these reviews, we believe that the incentive for risk taking is low for the named executive officers and the substantial majority of our employees, because their compensation consists largely of fixed cash salary and a cash bonus that has a capped payout. Furthermore, the majority of these employees do not have the authority to take action on our behalf that could expose us to significant business risks.

In 2015, as part of its assessment, the Compensation Committee reviewed the cash and equity incentive programs for senior executive officers and concluded that certain aspects of our compensation programs actually reduce the likelihood of excessive risk taking. These aspects include the use of long-term equity awards to create incentives for senior executive officers to strive for long-term growth of the Company, policies limiting the incentive to take excessive risk for short-term gains by imposing caps on annual bonuses and requiring compliance with the Code of Ethics.

For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

DIRECTOR COMPENSATION

The following table details the total compensation for services rendered in all capacities by the Company’s non-employee directors serving on our Board of Directors for the year ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Stewart Leonard, Jr.	$75,000	$75,000	$150,000
Gary Johnson	75,000	75,000	150,000
Al Gossett	75,000	75,000	150,000
Aaron Hollander	85,000	75,000	160,000
William Sweedler	—	—	—
Rodney S. Cohen	—	—	—
Yehuda Shmidman	—	—	—
Martha Stewart	—	—	—

(1)	The amounts in this column represent the grant date fair value with respect to shares of restricted stock calculated in accordance with ASC Topic 718. For additional information on the valuation assumptions with respect to these stock awards, please see Note 14 to our consolidated financial statements included in the 2015 Annual Report. Represents 6,113 shares of restricted common stock granted to each of Mr. Leonard, Jr., Mr. Johnson, Mr. Gossett and Mr. Hollander on May 1, 2015, pursuant to the 2013 Stock Incentive Plan, vesting on the first anniversary date of the day of grant. The amount does not reflect the actual value that may be realized which depends on the value of our shares in the future. As of December 31, 2015, 6,113 shares of restricted stock remained outstanding for each of Mr. Leonard, Jr., Mr. Johnson, Mr. Gossett and Mr. Hollander.

The general policy of our Board of Directors is that compensation for non-employee directors will generally be comprised of a mix of cash and equity-based compensation as follows: (i) an annual cash retainer of $75,000, (ii) an annual cash retainer of $10,000 for the Audit Committee chairman and (iii) $75,000 payable in shares of restricted common stock, vesting on the first anniversary date of the date of grant. Our directors are also reimbursed for reasonable out-of-pocket and travel expenses associated with attendance at the meetings of the Board of Directors and the committees thereof. There were no reimbursements for reasonable out-of-pocket and travel expenses during the year ended December 31, 2015. The Compensation Committee reviews director compensation annually and makes a recommendation to the Board of Directors with respect to compensation and benefits provided to the members of the Board of Directors. Mr. Sweedler and Mr. Cohen are principals of two of our largest stockholders and do not receive any compensation for their service on the Board of Directors. An executive officer who serves on our Board of Directors does not receive additional compensation for serving on the Board of Directors. See “Summary Compensation Table” and “Grants of Plan-Based Awards” for disclosures related to our director and Chief Executive Officer, Mr. Shmidman, and “Summary Compensation Table” for disclosures related to our director and Chief Creative Officer, Ms. Stewart.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Company’s Code of Ethics provides that all directors and employees, including executive officers, have a duty to avoid financial, business or other relationships that might cause a conflict of interest with the performance of their duties and that employees should conduct themselves in a manner that avoids even the appearance of conflict between personal interests and those of the Company.

Pursuant to the philosophy of the Code of Ethics, members of the Board of Directors, director nominees, and executive officers are expected to disclose to the Board of Directors any direct or indirect personal interest they may have in a material transaction. Directors also are expected to recuse themselves from participation in any decision in which there is a conflict between their personal interests and the interest of the Company. Approval of any such transaction with respect to any director, director nominee or executive officer may be made only by the Board of Directors or a committee of the Board of Directors. The Company does not have a related party transaction policy for persons other than employees and directors and their affiliates.

Except as discussed above, the Company has not prescribed any specific standards to be applied when assessing material transactions. There were no instances during 2015 in which an executive officer, director or director nominee engaged in such a transaction with the Company, either directly or indirectly, without first obtaining approval.

Reportable Related Party Transactions

Other than the employment arrangements described in “Executive Compensation — Summary of Employment Agreements” section of this Proxy Statement and the transactions described below, since January 1, 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years.

The Board of Directors, as part of its determination as to whether any director, director nominee, executive officer, stockholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest in any such transaction, considered each of the following transactions.

Consulting Services Agreement with Tengram Capital Partners, L.P. (f/k/a Tengram Capital Management L.P.)

Mr. Sweedler, a director of the Company, is a managing member of Tengram Capital Associates, which is the controlling partner of Tengram Capital Partners Gen2 Fund, L.P. (“Tengram”). Pursuant to an agreement with Tengram Capital Partners, L.P., formerly known as Tengram Capital Management, L.P. (“TCP”), an affiliate of Tengram, the Company has engaged TCP, effective as of January 1, 2013, to provide services to the Company pertaining to (i) mergers and acquisitions, (ii) debt and equity financing and (iii) such other related areas as the Company may reasonably request from time to time (the “TCP Agreement”). TCP is entitled to receive compensation of $1.0 million, including fees and reimbursement of out-of-pocket expenses in connection with performing its services under the TCP Agreement. The TCP Agreement remains in effect for a period continuing through the earlier of five years or the date on which TCP and its affiliates cease to own in excess of 5% of the outstanding shares of common stock in the Company.

On August 15, 2014, the Company consummated transactions pursuant to the agreement and plan of merger, dated as of June 24, 2014 (the “Galaxy Merger Agreement”) with SBG Universe Brands LLC, a Delaware limited liability company and our direct wholly-owned subsidiary (“LLC Sub”), Universe Galaxy Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of LLC Sub, Galaxy and Carlyle (such transactions, collectively the “Galaxy Acquisition”). In connection with the Galaxy Merger Agreement the Company and TCP entered into an amendment to the TCP Agreement (the “Amended TCP Agreement”), pursuant to which, among other things, TCP is entitled to receive annual fees of $0.9 million beginning with the fiscal year 2014. The Company paid TCP $1.4 million for services under the Amended TCP Agreement in 2015, of which $0.5 million was due from services performed in 2014. In addition, in connection with the closing the acquisition of MSLO, a $2.5 million transaction fee was paid to TCP.

Additionally, in July 2013, the Company entered into a consulting arrangement with an employee of TCP (the “TCP Employee”), pursuant to which the TCP Employee provides legal and other consulting services at the request of the Company from time to time. The TCP Employee was also issued 125,000 shares of restricted stock, vesting over a four year period and 180,000 performance stock units, vesting over three years in increments of 20% for 2014, 20% for 2015 and 60% for 2016. The Company paid the TCM Employee approximately $0.6 million for services under this agreement in 2015.

Transactions with Tennman WR-T

On May 5, 2014, the Company entered into a merger agreement (the “Tennman Merger Agreement”), with Tennman WR-T, Inc. (“Tennman WR-T”), a Delaware corporation, pursuant to which the Company acquired the remaining 18% interest in William Rast Sourcing, LLC (“Rast Sourcing”) and William Rast Licensing, LLC (“Rast Licensing”). As part of the Tennman Merger Agreement, the Company is obligated to make royalty payments to Tennman Brands, LLC, subject to the William Rast brand achieving certain performance thresholds. The Company was not obligated to make any royalty payments to Tennman Brands LLC during the year ended December 31, 2015 as the performance thresholds were not achieved.

Transactions with E.S. Originals, Inc.

A division president of the Company maintains a passive ownership interest in our licensee, E.S. Originals, Inc. (“ESO”). The Company receives royalties from ESO under license agreements for certain of the Company’s brands in the footwear category. The Company recorded approximately $14.8 million of revenue in 2015 for royalties earned from ESO license agreements.

Acquisition of FUL

On November 17, 2014, the Company made a strategic investment in FUL IP Holdings, LLC (“FUL IP”). FUL IP is a collaborative investment between the Company and JALP, LLC (“JALP”). FUL IP was formed for the purpose of licensing the FUL trademark to third parties in connection with the manufacturing, distribution, marketing and sale of FUL branded bags, backpacks, duffels, luggage and apparel accessories. JALP contributed the FUL trademark with a fair value of approximately $8.9 million. In exchange for a 50.5% economic interest in FUL IP the Company paid JALP $4.5 million. JALP’s minority member interest in FUL IP has been reflected as noncontrolling interest on the Company’s consolidated balance sheet. One of the Company’s directors, Mr. Al Gossett, has a partial ownership interest in JALP. There was no noncontrolling interest recorded or distributions during the year ended December 31, 2015.

Investment in Available-for-Sale Securities

During September 2015, the Company purchased available-for-sale securities of an unaffiliated third-party publicly traded company from Tengram Capital Partners, L.P., which is an affiliate of Tengram Capital Partners Gen2 Fund, L.P., one of the Company’s largest stockholders, for an aggregate purchase price of approximately $12.0 million (plus related transaction expenses), which was the purchase price paid by Tengram Capital Partners, L.P. upon the acquisition of such available-for-sale securities in open market transactions. The Company did not pay a fee or any compensation to Tengram Capital Partners, L.P. in connection with the Company’s investment in the available-for-sale securities.

Agreements with Ms. Stewart

In connection with the transactions contemplated by the Company’s acquisition of MSLO, MSLO entered into an Amended and Restated Asset License Agreement (“Intangible Asset Agreement”) and Amended and Restated Intellectual Property License and Preservation Agreement (“IP License Agreement” and, together with the Intangible Asset Agreement, the “IP Agreements”) pursuant to which Ms. Stewart, a director and Chief Creative Officer of the Company, licensed certain intellectual property to MSLO. The IP Agreements grant the Company the right to the use of certain properties owned by Ms. Stewart.

The Intangible Asset Agreement has an initial term commencing on December 4, 2015 and ending on December 31, 2020, provided that the term will automatically be renewed for five additional calendar years ending December 31, 2025 (subject to earlier termination as provided in the employment agreement) if either the aggregate gross licensing revenues (as defined in Ms. Stewart’s employment agreement) for calendar years 2018 through 2020 exceed $195 million or the gross licensing revenues for calendar year 2020 equal or exceed $65 million. The IP License Agreement is perpetual.

During the term of the Intangible Asset Agreement with the Company, Lifestyle Research Center LLC will be entitled to receive a guaranteed annual payment of $1.7 million, which amounts are being paid in connection with the acquisition of MSLO regardless of Ms. Stewart’s continued employment with the Company. Ms. Stewart will also be entitled to receive a guaranteed annual payment of $1.3 million pursuant to her employment agreement.

Family Member of Director Employed by the Company

Ms. Stewart’s sister-in-law is employed by the Company as Senior Vice President, Financial Operations. The salary being paid to Ms. Stewart’s sister-in-law is commensurate with her respective duties as Senior Vice President, Financial Operations of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has furnished the following report:

The Audit Committee is composed of three independent directors, each of whom, in the Board of Directors’ business judgment, is “independent” within the meaning of Section 5605(a)(2) of the NASDAQ Stock Market’s Listing Rules and the applicable rules and regulations of the SEC. On behalf of the Board of Directors, the Audit Committee oversees the Company’s accounting, auditing and financial reporting processes. The Audit Committee’s function is one of oversight, recognizing that the management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting processes, principles and internal controls. The Company’s independent registered public accounting firm, CohnReznick LLP (the “Auditors”) is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles, issuing a report relating to their audit and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In fulfilling its responsibilities with respect to the financial statements for the fiscal year 2015, the Audit Committee:

•	reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2015 with management and the Auditors and reviewed and assessed the effectiveness of the Company’s internal control over financial reporting and the Auditors’ evaluation of the Company’s internal control over financial reporting;
•	reviewed and discussed with the Auditors the matters that independent registered public accounting firms are required to discuss with audit committees under applicable Public Company Accounting Oversight Board standards;
•	received written disclosures and the letter from the Auditors regarding the Auditors’ independence as required by applicable requirements of the Public Company Accounting Oversight Board, and has discussed with the Auditors their independence; and
•	considered whether the Auditors’ provision of non-audit services is compatible with maintaining their independence, and concluded that the non-audit services provided by the Auditors do not impair their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2015 be included in its 2015 Annual Report on Form 10-K. The Audit Committee has selected CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, and has asked the stockholders to ratify the selection.

The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. While the Audit Committee believes that the charter in its present form is adequate, it may in the future recommend to the Board of Directors amendments to the charter to the extent it deems necessary to react to changing conditions and circumstances.

Aaron Hollander, Chair
Al Gossett
Stewart Leonard, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of April 4, 2016 by:

•	each of the executive officers listed in the summary compensation table;
•	each of our directors and our director nominees;
•	all of our directors and executive officers as a group; and
•	each stockholder known to us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options, warrants and other derivative securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of April 4, 2016 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or other convertible security for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information presented in this table is based on 62,177,578 shares of our common stock outstanding on April 4, 2016. Unless otherwise indicated, the address of each of the executive officers and directors and beneficial owners of 5% or more of our common stock named below is c/o Sequential Brands Group, Inc., 601 West 26th Street, 9th Floor, New York, New York 10001.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Executive Officers and Directors:
Yehuda Shmidman(1) Director, Chief Executive Officer and Secretary	245,058	*
William Sweedler(2) Chairman of the Board of Directors	8,071,362	13.0%
Martha Stewart(3) Director, Chief Creative Officer	8,111,237	13.0%
Al Gossett(4) Director	256,736	*
Gary Johnson(5) Director	127,144	*
Stewart Leonard, Jr.(6) Director	59,706	*
Aaron Hollander(7) Director	20,580	*
Rodney S. Cohen Director	—	*
Gary Klein(8) Chief Financial Officer	88,640	*
Directors and executive officers as a group (nine persons)	16,980,463	27.3%
5% Beneficial Owners:
Martha Stewart Family Limited Partnership(3)	8,032,910	12.9%
Tengram Capital Partners Gen2 Fund, L.P.(2)	7,619,178	12.3%
Carlyle Galaxy Holdings, L.P.(9)	6,369,812	10.2%
Blackrock, Inc.(10)	4,484,617	7.2%

*	Less than 1%

(1)	Consists of 245,058 shares of common stock.
(2)	Consists of 6,628,572 shares of common stock held by TCP WR, 733,333 shares of common stock held by TCP Acquisition and 257,273 shares of common stock held by TCP SQBG II LLC (“TCP II”), as reported in the Schedule 13D filed on December 8, 2015. Our chairman, Mr. William Sweedler, as a managing member of TCA, which is the general partner of Tengram Capital Partners Gen2 Fund, L.P., which is the managing member of each of TCP WR, TCP Acquisition and TCP II, may exercise voting and investment authority over (i) the shares held by TCP WR, (ii) the shares held by TCP Acquisition and (iii) the shares held by TCP II. Each of TCA, Tengram and Mr. Sweedler disclaim beneficial ownership of such shares of common stock except to the extent of his pecuniary interest therein. Mr. Sweedler is also the beneficial owner of 59,165 shares of common stock held by Madcat II, LLC, of which Mr. Sweedler is the managing member. Mr. Sweedler disclaims beneficial ownership of the shares of common stock held by Madcat II, LLC, except to the extent of his pecuniary interest therein. Mr. Sweedler is also the beneficial owner of 393,019 shares of common stock. The address of Mr. Sweedler, TCA, Tengram, TCP WR, TCP Acquisition and TCP II is 15 Riverside Avenue, Floor 1, Westport, CT 06880.
(3)	Shares reported as beneficially owned by Ms. Stewart represent 4,848 shares of common stock held by Ms. Stewart, 9,585 shares of common stock held by the Martha Stewart 1999 Family Trust (the “1999 Family Trust”), 11,981 shares of common stock held by the Martha Stewart 2000 Family Trust (the “2000 Family Trust”), 51,913 shares of common stock held by the Martha and Alexis Stewart Charitable Foundation (the “Foundation”) and 8,032,910 shares of common stock held by the Martha Stewart Family Limited Partnership (“MSFLP”), as reported in the Schedule 13D filed on December 14, 2015. Our director, Ms. Martha Stewart, is a co-trustee of the 1999 Family Trust and holds sole decision-making authority with respect to investment of the assets of such trust, a co-trustee of the 2000 Family Trust, a co-trustee of the Foundation and the sole trustee of the Martha Stewart 2012 Revocable Trust, the sole general partner of MSFLP. The address of MSFLP is 48 Girdle Ridge Road, Katonah, NY 10536.
(4)	Consists of 256,736 shares of common stock, of which (i) 109,091 were purchased in the private placement transaction consummated on July 26, 2013 and are directly beneficially owned by Mr. Gossett, (ii) 141,532 shares of common stock which are directly beneficially owned by Mr. Gossett and (iii) 6,113 shares of restricted common stock vesting within 60 days of April 4, 2016.
(5)	Consists of 127,144 shares of common stock, of which (i) 115,251 shares of common stock are directly beneficially owned by Mr. Johnson, (ii) 5,780 shares of common stock which are directly beneficially owned by Mr. Johnson and (iii) 6,113 shares of restricted common stock vesting within 60 days of April 4, 2016.
(6)	Consists of 59,706 shares of common stock, of which (i) 53,593 shares of common stock are directly beneficially owned by Mr. Leonard, Jr. and (ii) 6,113 shares of restricted common stock vesting within 60 days of April 4, 2016.
(7)	Consists of 20,580 shares of common stock, of which (i) 14,467 shares of common stock are directly beneficially owned by Mr. Hollander and (ii) 6,113 shares of restricted common stock vesting within 60 days of April 4, 2016.
(8)	Consists of 88,640 shares of common stock.
(9)	Based on the Schedule 13D filed on December 8, 2016. Excludes warrants to purchase 1,403,254 shares of common stock, which warrants are not exercisable within 60 days of April 4, 2016. Carlyle Galaxy Holdings L.P. has the right to nominate one director for election by our stockholders, pursuant to a letter agreement with the Company dated June 24, 2014, for so long as it and its affiliates hold at least 33% of the shares acquired by it in connection with our acquisition of Galaxy Brands Holdings, Inc. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on the Nasdaq. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the managing member of Carlyle Equity Opportunity GP, L.L.C., which is the general partner of Carlyle Equity Opportunity GP, L.P., which is the general partner of Carlyle Galaxy Holdings, L.P. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the shares of common stock owned of record by Carlyle Galaxy Holdings, L.P. The address of TC Group Cayman Investment Holdings, L.P., and TC Group Cayman Investment Holdings Sub L.P. is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue George Town, Grand Cayman,

E9 KY1-9005. The address of each of the other entities mentioned in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, DC 20004.
(10)	Based on the Schedule 13G/A filed by Blackrock, Inc. on January 27, 2016. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. We have been advised by CohnReznick LLP that it is an independent registered public accounting firm with the Public Company Accounting Oversight Board, and complies with the auditing, quality control and independence standards and rules of the Public Company Accounting Oversight Board.

While the Audit Committee retains CohnReznick LLP as our independent registered public accounting firm, the Board of Directors is submitting the selection of CohnReznick LLP to our stockholders for ratification upon recommendation to do so by the Audit Committee and as a matter of good corporate governance.

Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2016. If the selection of CohnReznick LLP is not ratified by affirmative vote of the majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal, the Audit Committee will review its future selection of an independent registered public accounting firm in the light of that vote result. Even if the selection of CohnReznick LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.

CohnReznick LLP has no financial interest of any kind in the Company, except the professional relationship between auditor and client. Representatives of CohnReznick LLP will be invited to attend the Annual Meeting. If a representative of CohnReznick LLP does attend the Annual Meeting, the representative will have an opportunity to make a statement if he or she so chooses, and will be available to respond to questions from stockholders.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered by our independent auditors, CohnReznick LLP, for 2015 and 2014 are set forth in the table below.

	2015	2014
Audit fees	$349,445	$302,932
Audited-related fees	662,395	187,500
Tax fees	—	—
All other fees	—	—
Total	$1,011,840	$490,432

Audit Fees

Audit fees include fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting and reviews of our unaudited consolidated interim financial statements.

Audit-Related Fees

Fees for audit-related services, including for assurance and related services reasonably related to the performance of the audit or review of our financial statements. These fees relate to assurance services performed in connection with the Company’s acquisitions.

Tax Fees

Tax fees include professional services in connection with tax compliance and advice.

All Other Fees

This category consists of services provided by CohnReznick LLP that are included in the categories above under “Audit Fees,” “Audited-Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee approves in advance audit and non-audit services to be provided by our independent registered public accounting firm. Any service proposals submitted by our independent registered public accounting firm must be discussed and approved by the Audit Committee during its meetings. Once a proposed service is approved, we or our subsidiaries formalize the engagement of the service. No audit-related or tax services were approved by the Board of Directors in accordance with Item 2-01(c)(7)(i)(C) of Regulation S-X during the fiscal years ended December 31, 2015 and 2014.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
RATIFICATION OF SELECTION OF COHNREZNICK LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016

PROPOSAL NO. 3

TO APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, an advisory vote on the frequency of stockholder votes on executive compensation was conducted in connection with Old Sequential’s 2013 annual meeting of stockholders. The Board of Directors recommended, our stockholders agreed, and the Board of Directors subsequently approved that the advisory vote on executive compensation be held on an annual basis. Accordingly, we are seeking an advisory stockholder vote on the compensation of our named executive officers. This proposal, also referred to as “say-on-pay,” gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2015 executive compensation programs and policies for the named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this Proxy Statement. In evaluating this say-on-pay proposal, we recommend that you review “Compensation Discussion and Analysis” and the “Executive Compensation” sections of this Proxy Statement, as well as the accompanying tables and related narratives.

Our executive compensation program is simple in design and is structured to help recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead us in creating value for our stockholders. Our executive compensation and benefit programs are designed to reward increased stockholder value and the achievement of key operating objectives.

Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements. Further, your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of its stockholders, and is consistent with our commitment to high standards of corporate governance. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation section, compensation tables and narrative discussion included in this proxy statement, is hereby APPROVED.

The affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the advisory vote on the Company’s named executive officer compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY
RESOLUTION ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION
FOR THE REASONS OUTLINED ABOVE

PROPOSAL NO. 4

TO APPROVE AN AMENDMENT TO THE SEQUENTIAL BRANDS GROUP, INC. 2013 STOCK INCENTIVE COMPENSATION PLAN TO INCREASE THE NUMBER OF AUTHORIZED
SHARES OF COMMON STOCK FOR ISSUANCE BY 3,500,000 SHARES AND ALLOW THE GRANT OF AWARDS THAT QUALIFY AS “PERFORMANCE-BASED COMPENSATION” FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

On July 24, 2013, the Board of Directors adopted the 2013 Stock Incentive Compensation Plan (the “2013 Stock Incentive Plan”), which provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, other equity-based awards and cash awards to key employees and consultants of the Company and its subsidiaries and nonemployee directors of the Company.

The 2013 Stock Incentive Plan currently has 2,500,000 shares of Common Stock reserved and made available for distribution. As of December 31, 2015, approximately 590,583 shares remained available for issuance in connection with prior and/or future grants under the 2013 Stock Incentive Plan.

As a result of the limited number of remaining shares available to satisfy prior awards, as well as future grants under the 2013 Stock Incentive Plan, the Board of Directors believes that it is appropriate at this time to amend the 2013 Stock Incentive Plan in order to reserve and make available for distribution 3,500,000 additional shares for future awards.

The Company believes that this increase in additional shares for future awards will enable the Company to continue to adhere to its compensation philosophy of providing compensation that motivates employees to achieve corporate financial goals and to reward them for long-term financial performance in order to maximize stockholder value.

In addition, the amendment of the Plan would permit grants of awards that could qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). The Board of Directors believes that it is in the best interests of the Company and its stockholders to continue to provide for an equity incentive plan under which compensation awards made to the Company’s executive officers can qualify for full deductibility for federal income tax purposes. Accordingly, the amended Plan has been structured in a manner such that awards granted under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code. In general, under Section 162(m) of the Code, in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Chief Executive Officer or any of the other named executive officers, such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation; (ii) a description of the business criteria on which the performance goal is based; and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the Plan, each of these aspects is discussed below, and shareholder approval of the Plan will also constitute approval of each of these aspects of the Plan for purposes of the approval requirements of Section 162(m) of the Code. Of course, shareholder approval cannot guarantee that compensation will be treated as deductible “performance-based” compensation, and the Compensation Committee and Board of Directors will continue to have authority to provide compensation that is not exempt from the Section 162(m) limits on deductibility.

A copy of the 2013 Stock Incentive Plan is attached to this Proxy Statement as Appendix A. The principal features of the 2013 Stock Incentive Plan are described below, but such description is qualified in its entirety by reference to the complete text of the plan.

Summary of the 2013 Stock Incentive Plan

General.  The 2013 Stock Incentive Plan permits the granting of any or all of the following types of awards: (i) nonqualified stock options; (ii) stock appreciation rights (“SARs”); (iii) restricted stock; (iv) restricted stock units (“RSUs”); (v) other stock-based awards; (vi) dividend equivalents; and (vii) cash-based awards. After the proposed amendment takes effect, the maximum number of shares that may be issued with respect to awards granted under the 2013 Stock Incentive Plan is 6,000,000 (subject to adjustment in accordance with the provisions under the caption “Adjustments Upon Certain Events” below).

The aggregate number of shares treated as issued under the 2013 Stock Incentive Plan at any time shall equal only the number of shares issued upon exercise or settlement of an award. Shares underlying awards that are forfeited, cancelled, terminated or expire unexercised, or settled in cash in lieu of issuance of shares shall be available for issuance pursuant to future awards, to the extent that such shares are forfeited, repurchased or not issued under any such award. Any Shares tendered to pay the exercise price of an option or other purchase price of an award, or withholding tax obligations with respect to an award, shall be available for issuance pursuant to future awards. In addition, if any shares subject to an award are not delivered to a participant because (i) such shares are withheld to pay the exercise price or other purchase price of such award, or withholding tax obligations with respect to such award (or other award) or (ii) a payment upon exercise of a SAR is made in shares, the number of shares subject to the exercised or purchased portion of any such award that are not delivered to the participant shall be available for issuance pursuant to future awards.

Subject to adjustment as provided in the 2013 Stock Incentive Plan, the maximum number of shares with respect to which awards may be granted to any participant in any calendar year may not exceed 500,000 shares. The maximum cash amount payable to any participant pursuant to any cash-based award granted to a participant in any calendar year and that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code may not exceed $2,000,000.

Eligibility.  Current and prospective employees, non-employee directors, and consultants of the Company and its affiliates are eligible to be selected by the Committee (as defined below) to receive awards under the 2013 Stock Incentive Plan. Approximately 150 employees are currently eligible to participate in the 2013 Stock Incentive Plan.

Administration.  The 2013 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors or by any other committee designated by the Board of Directors (the “Committee” and the “Administrator”). Members of the Committee, which consists of at least two non-employee directors, each of whom meet applicable independence requirements as determined by the Board and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate, are appointed by the Board and can be removed by the Board at any time. Except as prohibited by applicable law or the applicable rules of any stock exchange, the Committee may delegate all or any part of its responsibilities and powers to one or more of its members or to any person or persons selected by it, except that the Committee may not (1) delegate to any executive officer of the Company or its affiliates, or a committee that includes any such executive officer, the Committee’s authority to grant awards, or the Committee’s authority otherwise concerning awards, awarded to executive officers of the Company or an affiliate; (ii) delegate the Committee’s authority to grant awards to consultants unless any such award is subject to approval by the Committee; or (iii) delegate its authority to correct defects, omissions or inconsistencies in the 2013 Stock Incentive Plan. Subject to the provisions of the 2013 Stock Incentive Plan and the specific duties delegated by the Board to the Committee, and subject to the approval of any relevant authorities, the Administrator has the full discretionary authority to operate, manage, administer and interpret the 2013 Stock Incentive Plan. All decisions, determinations, and interpretations of the Administrator are final and binding and conclusive on all award recipients.

Adjustments Upon Certain Events.  If the outstanding Company shares are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Sequential by reason of any extraordinary divided, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to acquire shares or other securities of the Company, or other similar corporate transaction or event, or other unusual or nonrecurring events affecting the Company or an affiliate, such that in any case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable to the shares available for issuance under the 2013 Stock Incentive Plan, the shares subject to outstanding awards and the grant or exercise price of outstanding awards.

Except to the extent otherwise provided in an award agreement, in the event of a Change in Control (as defined in the 2013 Stock Incentive Plan), the Committee may, in its discretion, provide that, with respect to all or any portion of a particular outstanding Award or Awards: (i) any outstanding option, SAR or other award (as applicable) that is not then exercisable shall immediately become exercisable as to all or any portion of the shares covered thereby as of a time prior to the Change in Control; (ii) all or any portion of the restrictions applicable to any outstanding award shall immediately lapse as of a time prior to the Change in Control (including a waiver of any applicable performance goals); (iii) performance periods in effect on the date the Change in Control occurs shall end on such date, and (A) determine the extent to which performance goals or other performance goals with respect to each such performance period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (B) cause the participant to receive partial or full payment of awards for each such performance period based upon the Committee’s determination of the degree of attainment of the performance goals or other performance goals, or by assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the Committee; (iv) awards previously deferred shall be settled in full as soon as practicable; (v) any outstanding awards shall be adjusted, substituted, converted, settled and/or terminated as the Committee, in its discretion, deems appropriate and consistent with the 2013 Stock Incentive Plan’s purposes; and (vi) with respect to any options having a per share exercise price equal to, or in excess of, the fair market value of a share, such options shall be canceled and terminated without any payment or consideration therefor.

Stock Options.  The 2013 Stock Incentive Plan provides that the option price pursuant to which Common Stock may be purchased shall be determined by the Committee, but shall not be less than the fair market value of the Common Stock on the date the option is granted. The term of each option shall be determined by the Committee, but no option shall be exercisable more than 10 years after the date of grant. The exercise price for shares under a stock option may be paid by one or more of the following methods, as approved by the Administrator or in the award agreement: (i) in cash, check or cash-equivalents; (ii) by delivery of shares already owned that were purchased on the open market or that have been held for at least (6) months that have a fair market value equal to the aggregate exercise price; (iii) by a broker-assisted cashless exercise procedure; (iv) by having shares withheld that have a fair market value equal to the aggregate exercise price; or (v) by any other means that the Administrator approves. In general, unvested stock options are forfeited when a participant terminates employment or service with sequential or its affiliates. In addition, under the 2013 Stock Incentive Plan, if a participant terminates service or employment with the Company or any of its affiliates, as a result of disability or death, the stock option will remain exercisable with respect to the number of shares as to which it was vested on the date of such termination until the earlier of the expiration date and the date that is one (1) year or three (3) years, respectively from the date of termination, unless the award agreement expressly provides for a different expiration date. If a participant terminates service or employment with the Company or any of its affiliates, as a result of retirement (generally at or after age 65 or age 55 with ten years of service, unless otherwise specified in the award agreement) the stock option will remain exercisable with respect to the number of shares as to which it was vested on the date of such termination until the earlier of the expiration date and the date that is five (5) years from the date of termination. If a participant terminates service or employment with the Company or any of its affiliates, for cause, any stock option held by such individual (whether vested or unvested) will be immediately forfeited. If a participant terminates service or employment with the Company or any of its affiliates for any other reason, the stock option will remain exercisable with respect to the number of shares as to which it was vested on the date of such termination and will expire on the earlier of the expiration date and the date that is 90 days following the date of such termination, unless the award agreement expressly provides for a different expiration period.

Stock Appreciation Rights.  The Committee has the authority under the 2013 Stock Incentive Plan to grant SARs. A SAR is an award that gives the participant the right to benefit from appreciation in the value of shares over the grant price established in the award. The terms and conditions of a SAR are specified in the award agreement. If and when payable, the appreciation may be paid in cash, shares of common stock or such other form or combination of forms of payout, at times and upon conditions as may be set forth in the award agreement. SARs will be subject to the terms and conditions specified in the award agreement. SARs granted in connection with an option will be granted either at the time of grant of the option or subsequent thereto during the term of the option. SARs granted in connection with an option are subject to the same terms and conditions as the related option and are exercisable only at such times and to such extent as the related option is exercisable. The grant price of SARs must generally be at least equal to the fair market value of the common stock on the date of grant. Under the 2013 Stock Incentive Plan, a SAR is generally treated in the same manner as a stock option on termination of employment.

No Repricing.  No option or stock appreciation right may be repriced, regranted through cancellation, including cancellation in exchange for cash or other awards, or otherwise amended to reduce its option price or exercise price (other than with respect to adjustments made in connection with a transaction or other change in the Company’s capitalization as described in the provisions under the caption “Adjustments Upon Certain Events”) without the approval of the stockholders of the Company.

Restricted Stock and RSUs.  In general, restricted stock is an award of shares granted to a participant that is subject to vesting conditions and restrictions on transfer for a period of time. A restricted stock unit, or RSU, provides for the issuance of shares or cash to its holder following the vesting date or dates associated with the award. If an RSU is settled in cash, the award holder will be entitled to payment equal to the fair market value of the shares subject to such awards on the date the award vests, less applicable withholding taxes. Holders of RSUs are not entitled to any privileges of ownership of the shares of common stock underlying their RSUs until the underlying shares are actually delivered to them following vesting of the RSUs. Unless otherwise provided in the applicable award agreement, unvested restricted stock and unvested RSUs are forfeited when a holder terminates employment or service with the Company or its affiliates.

Other Stock-Based Awards.  The Committee may grant other types of equity-based or equity-related awards not otherwise described above, in such amounts and subject to such terms and conditions, as the Committee shall determine as set forth in the applicable award agreement. Such other stock-based awards may involve the transfer of actual shares to participants, or payment in cash or otherwise of amounts based on the value of shares.

Dividend Equivalents.  Dividend equivalents will be subject to the terms and conditions specified in an award agreement. The award agreement may provide for the dividend equivalents to be paid in cash or deemed reinvested in additional shares. Any reinvestments will be at the fair market value of the shares on the date of reinvestment. Dividend equivalents may be settled in cash and/or shares. In addition, if the dividend equivalents are awarded as a component of another award, the Committee, in its sole discretion, may subject the dividend equivalents to the same terms and conditions that apply to such award.

Cash-Based Awards.  Cash-based awards may be granted to participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. A cash-based award entitles the Participant who receives such award to receive a payment in cash upon the attainment of applicable performance goals for the applicable performance period, and/or satisfaction of other terms and conditions, in each case determined by the Committee.

Qualifying Performance Criteria.  The Administrator may establish performance criteria and level of achievement of such criteria that will determine the number of shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on “qualifying performance criteria” (as described below) or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such award or portion of an award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more qualifying performance criteria selected by the Administrator and specified at the time the award is granted. The Administrator will certify the extent to which any qualifying performance criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

For purposes of the Plan, the term “qualifying performance criteria” means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee: (i) net earnings or earnings per share (including earnings before interest, taxes, depreciation, license fees, share-based compensation, and/or amortization, or other non-GAAP profitability measures); (ii) income, net income or operating income; (iii) revenues; (iv) net sales; (v) return on sales; (vi) return on equity; (vii) return on capital (including return on total capital or return on invested capital); (viii) return on assets or net assets; (ix) economic value added measurements; (x) return on invested capital; (xi) return on operating revenue; (xii) cash flow (before or after dividends), (xiii) stock price; (xiv) total shareholder return; (xv) market capitalization; (xvi) economic value added; (xvii) debt leverage (debt to capital); (xviii) operating profit or net operating profit; (xix) operating margin or profit margin; (xx) cash from operations; (xxi) market share; (xxii) product development or release schedules; (xxiii) new product innovation; (xxiv) cost reductions; or (xxv) customer service.

To the extent consistent with Section 162(m) of the Code, the Compensation Committee (i) shall appropriately adjust any evaluation of performance under qualifying performance criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements; and (ii) may appropriately adjust any evaluation of performance under qualifying performance criteria to exclude any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or provisions affecting reported results; and (d) accruals of any amounts for payment under the Plan or any other compensation arrangement maintained by the Company.

Amendments to the 2013 Stock Incentive Plan.  The Board of Directors may, subject to shareholder approval to the extent necessary and desirable to comply with applicable legal and regulatory requirements, at any time amend, alter, suspend, or terminate the 2013 Stock Incentive Plan or award agreements granted thereunder. However, no amendment, alteration, suspension, or termination may be made that would materially impair the previously accrued rights of any award recipient without the written consent of such recipient, except any such amendment made to comply with applicable law, tax rules, stock exchange rules or accounting rules. In addition, no amendment may be made to reduce the exercise or grant price of any outstanding stock option or SAR unless approved by the Company’s stockholders.

Transferability.  Unless determined otherwise by the Administrator, awards granted under the 2013 Stock Incentive Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution following the recipient’s death, and may be exercised during the lifetime of the award recipient, only by the award recipient. Each award holder may, from time to time, on a form approved by the Committee name any beneficiary or beneficiaries who shall be permitted to exercise his or her stock option or SAR or to whom any benefit under the 2013 Stock Incentive Plan is to be paid in case of the participant’s death before he or she fully exercises his or her stock option or SAR or receives any or all of such benefit.

Effectiveness.  The 2013 Stock Incentive Plan, as amended, became effective on August 4, 2013 and was assumed by us on December 4, 2015.

Federal Income Tax Consequences.  The following is a discussion of certain U.S. federal income tax consequences relevant to participants in the 2013 Stock Incentive Plan who are subject to federal income tax and the Company. It is not intended to be a complete description of all possible tax consequences with respect to awards granted under the 2013 Stock Incentive Plan and does not address state, local or foreign tax consequences.

A participant who is granted a nonqualified stock option will not recognize income at the time the option is granted. Upon the exercise of the option, however, the excess, if any, of the fair market value of the stock on the date of exercise over the option price will be treated as ordinary income to the participant, and the Company will generally be entitled to an income tax deduction in the same year in an amount measured by the amount of ordinary income taxable to the participant. The participant will be entitled to a cost basis for the stock for income tax purposes equal to the amount paid for the stock plus the amount of ordinary income taxable at the time of exercise. Upon a subsequent sale of such stock, the participant will recognize short-term or long-term capital gain or loss, depending upon his or her holding period for such stock.

Upon exercise of a SAR, a participant will recognize taxable income in the amount of the aggregate cash received. A participant who is granted unrestricted shares will recognize ordinary income in the year of grant equal to the fair market value of the shares received. In either such case, the Company will be entitled to an income tax deduction in the amount of such income recognized by the participant.

A participant will not recognize any income at the time an award of restricted stock, restricted stock units or other stock-based award is granted, nor will the Company be entitled to a deduction at that time. In the year in which restrictions on shares of restricted stock lapse, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, the participant paid for the shares. A participant may, however, elect within 30 days after receiving an award of restricted stock to recognize ordinary income in the year of receipt of the award, instead of the year of vesting, equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the participant paid for the shares. Similarly, upon the vesting of restricted stock units, the participant will recognize ordinary income in an amount equal to the fair market value of the shares received. With respect to awards of restricted stock, restricted stock units and other stock-based awards, the Company will be entitled to a tax deduction at the same time and in the same amount as the participant recognizes income.

With respect to cash-based awards, the participant generally will recognize ordinary income, and we will receive a corresponding tax deduction, at the time the cash is paid.

The Company generally will be entitled to a deduction for federal income tax purposes as described above with respect to each type of award. For the individual serving as the Chief Executive Officer of the Company at the end of the taxable year and for the individuals serving as the Company’s named executive officers at the end of such year for proxy reporting purposes, Section 162(m) of the Code limits the amount of compensation otherwise deductible by the Company for such year to $1,000,000 for each such individual except to the extent that such compensation is “performance-based compensation.” We expect that nonqualified stock options and SARs should qualify as performance-based compensation. The Compensation Committee may establish performance conditions and other terms with respect to grants of restricted stock, restricted stock units and other awards in order to qualify such grants as performance-based compensation for purposes of Section 162(m) of the Code.

Other.  The amounts that will be received by participants in the future under the 2013 Stock Incentive Plan are not yet determinable, as awards are at the discretion of the Committee. The numbers of shares subject to awards which were awarded in 2015 under the Company’s 2013 Stock Incentive Plan to Mr. Shmidman is set forth in the table entitled “Grants of Plan-Based Awards Table,” which follows the Summary Compensation Table.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table below sets forth the information regarding our equity compensation plans as of December 31, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights(4) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	39,500	$12.46	N/A
Equity compensation plans not approved by security holders(2)	422,001	$9.91	590,583
Equity compensation plans not approved by security holders(3)	469,760	$6.14	N/A
Total	931,261		590,583

(1)	Consists of options to purchase our common stock issued under our 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”). The 2005 Stock Incentive Plan was replaced by the Sequential Brands Group, Inc. 2013 Stock Incentive Compensation Plan (the “2013 Stock Incentive Plan”). No new grants were granted under the 2005 Stock Incentive Plan since August 2013, when the 2013 Stock Incentive Plan came into effect.
(2)	Consists of options and warrants to purchase our common stock issued under our 2013 Stock Incentive Plan, pursuant to which an aggregate of 2,500,000 shares have been reserved for issuance. Because we issued 1,261,417 shares of restricted stock, the number of securities available for future issuance has been reduced. For a description of our 2013 Stock Incentive Plan, see Note 14 to our consolidated financial statements.
(3)	Consists of options and warrants to purchase our common stock issued outside of the equity compensation plans in connection with certain completed financings and acquisitions.
(4)	The weighted-average exercise price does not take into account the shares issuable upon the vesting of outstanding RSUs or PSUs, which have no exercise price.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE SEQUENTIAL
BRANDS GROUP, INC. 2013 STOCK INCENTIVE COMPENSATION PLAN TO INCREASE
THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FOR ISSUANCE BY
3,500,000 SHARES AND ALLOW FOR THE GRANT OF AWARDS THAT QUALIFY AS
“PERFORMANCE-BASED COMPENSATION” FOR PURPOSES OF SECTION 162(M) OF THE
INTERNAL REVENUE CODE

OTHER PROPOSALS

As of the date of this Proxy Statement, we are not aware of any other matters that may be presented for action at the Annual Meeting and we do not intend to bring any other matters before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will, in the absence of contrary instructions, have discretionary authority to vote the shares represented by such proxy according to their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers and directors, and beneficial owners of more than 10% of a registered class of our equity securities, file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with all Section 16(a) forms they file.

Based solely on our review of the copies of such reports received by us and written representations from certain reporting persons that they have complied with the relevant Section 16(a) filing requirements, the Company is not aware of any instances of noncompliance with the Section 16(a) filing requirements by any executive officer, director and or beneficial owner of more than 10% of a registered class of the Company’s equity securities during the year ended December 31, 2015.

2017 STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in our proxy statement and voted on at our 2017 annual meeting of stockholders must be received at our corporate headquarters at Sequential Brands Group, Inc., 601 West 26th Street, 9th Floor, New York, New York 10001, on or before December 15, 2016. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in the 2017 notice of annual meeting of stockholders and the 2017 proxy statement.

Pursuant to the Bylaws and applicable SEC rules and regulations, in order for any business not included in the proxy statement for the 2017 annual meeting of stockholders to be brought before such meeting by a stockholder entitled to vote at the meeting, the stockholder must give timely notice to us at our principal offices no earlier than the close of business on January 26, 2017 (120 days prior to May 26, 2017, the one year anniversary of the Annual Meeting) and no later than the close of business on February 25, 2017 (90 days prior to May 26, 2017). The notice must contain the information required by the Bylaws. The foregoing Bylaws provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph above. A proxy may confer discretionary authority to vote on any matter at an annual meeting if we do not receive notice of the matter within the time frames described above.

A copy of the Bylaws is available upon request to: Secretary c/o Sequential Brands Group, Inc., 601 West 26th Street, 9th Floor, New York, New York 10001. The chairperson of the 2017 annual meeting of stockholders may exclude matters that are not properly presented in accordance with these requirements.

ANNUAL REPORT

The 2015 Annual Report, which is not a part of our proxy soliciting materials, is being mailed with this proxy statement to those stockholders that received a copy of the proxy materials in the mail. For those stockholders that received the notice of internet availability of proxy materials, this proxy statement and our 2015 Annual Report are available on our website at www.sequentialbrandsgroup.com in the Section titled “Investor Information — SEC Filings.”

Additionally, and in accordance with SEC rules, you may access our proxy statement at www.investorvote.com/SQBG, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s 2015 Annual Report filed with the SEC will be provided to stockholders without charge upon written request directed to our Secretary at c/o Sequential Brands Group, Inc., 601 West 26th Street, 9th Floor, New York, New York 10001. The Company’s copying costs will be charged if exhibits to the 2015 Annual Report are requested. The Company also makes available on or through our website free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after filing.

By Order of the Board of Directors

/s/ William Sweedler
William Sweedler
Chairman of the Board of Directors

New York, New York
April 15, 2016

PLEASE PROMPTLY VOTE. IF YOU HAVE RECEIVED A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, YOU SHOULD FOLLOW THE INSTRUCTIONS FOR VOTING PROVIDED IN THAT NOTICE. IF YOU REQUESTED A HARD COPY OF THE PROXY STATEMENT, FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ARE A STOCKHOLDER OF RECORD, YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE ANNUAL MEETING EITHER BY FILING WITH THE CORPORATE SECRETARY OF SEQUENTIAL BRANDS GROUP, INC., AT OUR PRINCIPAL EXECUTIVE OFFICES, A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND EXPRESSING A DESIRE TO VOTE YOUR SHARES IN PERSON. IF YOU HOLD YOUR SHARES IN STREET NAME, YOU MAY CHANGE YOUR VOTE BY SUBMITTING NEW VOTING INSTRUCTIONS TO YOUR BROKER, BANK OR OTHER NOMINEE. YOU MUST CONTACT YOUR BROKER, BANK OR OTHER NOMINEE TO FIND OUT HOW TO DO SO. ATTENDANCE AT THE ANNUAL MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

THE ANNUAL MEETING WILL BE HELD ON MAY 26, 2016.

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Reservation Form for Sequential Brands Group, Inc. 2016 Annual Meeting of Stockholders

Stockholders who expect to attend the Annual Meeting on May 26, 2016, at 10:00 a.m. at our corporate headquarters should complete this form and return it to the Secretary, c/o Sequential Brands Group, Inc., 601 West 26th Street, 9th Floor, New York, New York 10001. Please be prepared to show proof of identification at the check-in desk at the meeting. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting Sequential Brands Group, Inc. common stock ownership as of April 4, 2016.

Name	(Please Print)
Address	(Please Print)

Admission Ticket

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Sequential Brands Group, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 a.m., Eastern Time, on May 25, 2016.

Vote by Internet

- Go to **www.investorvote.com/SQBG**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Class II Directors:

	For	Against	Abstain
01 - Rodney S. Cohen	☐	☐	☐
02 - Stewart Leonard Jr.	☐	☐	☐
03 - Gary Johnson	☐	☐	☐

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B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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1 U P X 2 7 8 5 5 7 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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02CCAD

2016 Annual Meeting Admission Ticket

2016 Annual Meeting of
Sequential Brands Group, Inc. Stockholders

Thursday, May 26, 2016 10:00 am Eastern Time
Sequential Brands Group, Inc. Corporate Office
601 West 26th Street 9th Floor New York, NY 10001

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

The 2016 Proxy Statement and the 2015 Annual Report to Stockholders are available at:
www.investorvote.com/SQBG

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — Sequential Brands Group, Inc.

Notice of 2016 Annual Meeting of Stockholders

601 West 26th Street 9th Floor New York, NY 10001
Proxy Solicited by Board of Directors for Annual Meeting — May 26, 2016

The stockholder(s) hereby appoint(s) Yehuda Shmidman and Gary Klein, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Sequential Brands Group, Inc. to be held on May 26, 2016 or at any postponement or adjournment thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies at the Annual Meeting or any adjournment or postponement thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR each nominee and FOR Proposals 2, 3 and 4.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Items to be voted appear on reverse side.)